    As filed with the Securities and Exchange Commission on November 6, 1998
                                                          REGISTRATION NO. 333-
===============================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           ---------------------------

                        SERVICE CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

                 TEXAS                                   7261                                 74-1488375
    (State or other jurisdiction of          (Primary Standard Industrial        (I.R.S. Employer Identification No.)
    incorporation or organization)           Classification Code Number)

                               1929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019
                                 (713) 522-5141
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           ---------------------------


                             JAMES M. SHELGER, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        SERVICE CORPORATION INTERNATIONAL
                               1929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019
                                 (713) 522-5141
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                           ---------------------------


                                   Copies to:


              MARCUS A. WATTS                              JAMES M. PRINCE
LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.           ANDREWS & KURTH L.L.P.
              3400 CHASE TOWER                            4200 CHASE TOWER
                 600 TRAVIS                                  600 TRAVIS
            HOUSTON, TEXAS 77002                        HOUSTON, TEXAS 77002
               (713) 226-1200                              (713) 220-4200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement becomes effective and after the satisfaction or waiver of all other conditions to the merger (the "Merger") contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 6, 1998, described in the Proxy
Statement/Prospectus included in the Registration Statement.

                           ---------------------------


         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
      Title of each class               Amount to                 Proposed                  Proposed                Amount of
         of securities                     be                 maximum offering          maximum aggregate         registration
       to be registered              registered (1)          price per share (2)       offering price (3)            fee (4)
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $1.00 par value         22,962,560                 $24.2815                $702,117,298              $195,189

===================================================================================================================================

(1) Based upon the registrant's estimate of the maximum number of shares of common stock, par value $1.00 per share, of Service Corporation International ("SCI Common Stock") that will be issued in connection with the Merger, including the registrant's estimate of (i) 1,347,121 shares of SCI Common Stock that may be issuable in exchange for shares of common stock, par value $.01 per share ("ECI Common Stock"), of Equity Corporation International ("ECI") received upon exercise of ECI stock options prior to the Merger and (ii) 4,300,477 shares of SCI Common Stock that may be issuable in exchange for shares of ECI Common Stock received upon conversion of ECI convertible securities prior to the Merger.

(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(f) as set forth in (3) below.

(3) Calculated pursuant to Rule 457(f) based upon the average of the high and low sale prices for shares of ECI Common Stock on the New York Stock Exchange on November 3, 1998 ($24.2815) multiplied by the 28,915,730 shares of ECI Common Stock and common stock equivalents to be exchanged in connection with the Merger.

(4) Pursuant to Rule 457(b), the calculated fee of $195,189 shall be offset by the fee of $106,873.81 paid in connection with the preliminary proxy statement of ECI filed with the Commission on August 19, 1998. Accordingly, the balance of the registration fee of $88,315.19 is filed herewith.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                        EQUITY CORPORATION INTERNATIONAL
                         SPECIAL MEETING OF STOCKHOLDERS
                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Equity Corporation International ("ECI") has approved a merger between ECI and a subsidiary of Service Corporation International ("SCI"), the largest provider of death care services and products in the world. The Board of Directors of ECI has determined that the merger is in the best interests of ECI and its stockholders and has adopted a resolution approving the agreement and plan of merger dated as of August 6, 1998.

If the merger is completed, each of the outstanding shares of ECI's common stock will be converted into a fraction of a share of SCI common stock. The fraction will be between 0.65060 and 0.79412 of a share of SCI common stock for each share of ECI common stock depending on the ratio of $27.00 to the selling price of SCI common stock during a period shortly before the merger. If the average selling price of SCI common stock for a ten day period prior to the merger is between $34.00 and $41.50, you will receive SCI common stock worth $27.00 for each share of your ECI common stock, based on the average selling price of SCI common stock. SCI shareholders will continue to own their existing shares after the merger.

We estimate that the shares of SCI common stock to be issued to ECI stockholders will represent between approximately ___ % and ___% of the outstanding SCI common stock after the merger (assuming all ECI and SCI stock options are exercised).

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about ECI and SCI from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully before you decide how you wish to vote.

At the special meeting of stockholders of ECI, ECI stockholders will be asked to approve and adopt the merger and the related merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of ECI common stock entitled to vote thereon is required to approve and adopt the merger and the related merger agreement. At November 19, 1998, the record date for the vote, there were outstanding _______ shares of ECI common stock. THE MERGER CANNOT BE COMPLETED UNLESS ECI STOCKHOLDERS APPROVE IT. Shareholders of SCI are not required to approve the merger.

The date, time and place of the special meeting:

                               December 22, 1998

                                  ______ a.m.

                                 Houston, Texas

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board of Directors of ECI, I urge you to be represented in person or by proxy at the special meeting, regardless of the number of shares you own. Please complete, sign, date and return the enclosed proxy card as soon as possible. This action will not limit your right to vote in person at the meeting if you wish to do so.

ON BEHALF OF YOUR BOARD OF DIRECTORS, I THANK YOU FOR YOUR SUPPORT AND URGE YOU TO VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE RELATED MERGER AGREEMENT.

Very truly yours,



James P. Hunter, III
Chairman, President and
Chief Executive Officer

===============================================================================

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE SCI COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================

Proxy Statement/Prospectus dated November ___, 1998 and first mailed to ECI stockholders on November ___, 1998.

                        EQUITY CORPORATION INTERNATIONAL
                        415 SOUTH FIRST STREET, SUITE 210
                               LUFKIN, TEXAS 75801

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 22, 1998

To the Stockholders of Equity Corporation International:

     A special meeting (the "Special Meeting") of the holders of common stock of Equity Corporation International, a Delaware corporation ("ECI"), will be held at _______ a.m. local time, on Tuesday, December 22, 1998 at _________________,
Houston, Texas. At the Special Meeting, the holders of common stock of ECI, par value $.01 per share (the "ECI Common Stock"), will:

     1. Consider and vote upon a proposal to approve and adopt the merger (the "Merger") of SCI Delaware Funeral Services, Inc., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Service Corporation International, a Texas corporation ("SCI"), with and into ECI, with ECI surviving the Merger as a wholly owned subsidiary of SCI, and the related Agreement and Plan of Merger, dated as of August 6, 1998 (the "Merger Agreement"), by and among ECI, SCI and Merger Sub. A description of the Merger and the Merger Agreement is contained in the accompanying Proxy Statement/Prospectus, which includes a copy of the Merger Agreement; and

     2. Transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors of ECI has fixed the close of business on November 19, 1998 as the record date for determining which stockholders are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Complete lists of such stockholders will be available for examination at the offices of ECI during normal business hours by any holder of ECI Common Stock, for any purpose relevant to the Special Meeting, for a period of ten days prior to the Special Meeting.

     THE BOARD OF DIRECTORS OF ECI RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AND THE RELATED MERGER AGREEMENT. The affirmative vote of the holders of a majority of the outstanding shares of ECI Common Stock entitled to vote thereon is required to approve the Merger and the related Merger Agreement.

     IF YOU DO NOT SEND IN YOUR PROXY OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER AND THE RELATED MERGER AGREEMENT.

     Holders of ECI Common Stock, even if they expect to be present at the Special Meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it at any time prior to the Special Meeting. Stockholders who are present at the Special Meeting may withdraw their proxies and vote in person.

                                             By order of the Board of Directors,


                                             J. Patrick Doherty
                                             Corporate Secretary
Lufkin, Texas
November ___, 1998.

                        EQUITY CORPORATION INTERNATIONAL
                                 PROXY STATEMENT
                        ---------------------------------
                        SERVICE CORPORATION INTERNATIONAL
                                   PROSPECTUS

     This Proxy Statement/Prospectus is being furnished to the stockholders of Equity Corporation International, a Delaware corporation ("ECI"), in connection with the solicitation of proxies by its Board of Directors to be voted at the special meeting of stockholders of ECI (the "Special Meeting") scheduled to be held on December 22, 1998, at ______ a.m. local time, at , Houston, Texas, and at any adjournment or postponement thereof.

     At the Special Meeting, the holders of ECI common stock, par value $.01 per share (the "ECI Common Stock"), will be asked to consider and vote upon a proposal to approve and adopt the merger (the "Merger") of SCI Delaware Funeral Services, Inc., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Service Corporation International, a Texas corporation ("SCI"), with and into ECI, with ECI surviving the Merger as a wholly owned subsidiary of SCI, and the related Agreement and Plan of Merger dated as of August 6, 1998 (the "Merger Agreement"), by and among ECI, SCI and Merger Sub. Stockholder approval is a condition to consummating the Merger. Upon consummation of the Merger, ECI will become a wholly owned subsidiary of SCI and the holders of the issued and outstanding shares of ECI Common Stock will have the right to receive, at the effective time of the Merger, shares of SCI common stock, par value $1.00 per share (the "SCI Common Stock"), for each share of ECI Common Stock held by them, as set forth in the Merger Agreement. See "Terms of the Merger." A copy of the Merger Agreement is attached hereto as Appendix A and incorporated herein by reference.

     On November ___, 1998, the closing sale price of SCI Common Stock on the New York Stock Exchange, Inc. (the "NYSE") was $__________ per share. If the Merger is completed, each outstanding share of ECI Common Stock will be converted into the right to receive between 0.65060 and 0.79412 of a share of SCI Common Stock depending upon the average selling price of SCI Common Stock for a ten day period prior to the Merger. Based upon the number of shares of SCI Common Stock outstanding as of November ___, 1998 and assuming an average selling price of SCI Common Stock of $_________ per share (the NYSE Composite Transactions closing price as of November ___, 1998), approximately _____________shares of SCI Common Stock will be outstanding after the Merger is consummated, of which approximately ______ million shares (or approximately ___%) will be owned by former stockholders of ECI.

     This Proxy Statement/Prospectus also constitutes the prospectus of SCI that is a part of the Registration Statement of SCI filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of SCI Common Stock to be issued in connection with the Merger.

     This Proxy Statement/Prospectus is first being mailed to the stockholders of ECI on or about November ___, 1998.

     THE SCI COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is November ___, 1998.

                         WHERE TO FIND MORE INFORMATION

     SCI and ECI file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by SCI and ECI at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The filings of SCI and ECI with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov." SCI also invites you to visit its web site at "http://www.sci-corp.com."

     SCI filed a Registration Statement on Form S-4 to register with the Commission SCI Common Stock to be issued to ECI stockholders in the Merger. The Form S-4 also covers SCI Common Stock that may be issued upon exercise of ECI stock options assumed by SCI in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of SCI in addition to being a proxy statement of ECI. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The Commission allows SCI and ECI to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that SCI and ECI have previously filed with the Commission. These documents contain important business and financial information about SCI and ECI.

SCI COMMISSION FILINGS (FILE NO. 1-06402)                                           PERIOD
----------------------------------------                   -----------------------------------------------
Annual Report on Form 10-K                                 Year Ended December 31, 1997
Quarterly Report on Form 10-Q                              Quarters Ended March 31, 1998 and June 30, 1998
Current Reports on Form 8-K                                Filed March 24, 1998 and May 15, 1998

ECI COMMISSION FILINGS (FILE NO. 0-24728)                                           PERIOD
-----------------------------------------                  ------------------------------------------------
Annual Report on Form 10-K                                 Year Ended December 31, 1997
Quarterly Report on Form 10-Q                              Quarters Ended March 31, 1998 and June 30, 1998
Current Reports on Form 8-K                                Filed February 11, 1998, February 26, 1998,
                                                           August 10, 1998 and September 3, 1998

     SCI and ECI are also incorporating by reference additional documents that they file with the Commission between the date of this Proxy
Statement/Prospectus and the date of the Special Meeting.

     SCI has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to SCI, and ECI has supplied all such information relating to ECI.

     If you are a stockholder, SCI and ECI may have sent you some of the documents incorporated by reference, but you can obtain any of them through SCI, ECI or the Commission. Documents incorporated by reference are available from SCI and ECI without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

     Service Corporation International        Equity Corporation International
     1929 Allen Parkway                       415 South First Street, Suite 210
     Houston, Texas 77019                     Lufkin, Texas 75901
     (713) 522-5141                           (409) 631-8700
     Attention: James M. Shelger              Attention: W. Cardon Gerner

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM SCI OR ECI, PLEASE DO SO BY DECEMBER 15, 1998 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NEITHER SCI NOR ECI HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER ___, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SCI COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OTHER THAN WHAT IS IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SCI OR ECI. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SCI OR ECI SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO SCI AND MERGER SUB HAS BEEN FURNISHED BY SCI, AND ALL INFORMATION HEREIN WITH RESPECT TO ECI HAS BEEN FURNISHED BY ECI.

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

WHERE TO FIND MORE INFORMATION ..............................................2

QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................6

SUMMARY......................................................................8
     The Companies...........................................................8
     The Special Meeting.....................................................8
     Record Date; Voting Power...............................................8
     Vote Required...........................................................8
     Recommendation of ECI's Board of Directors..............................8
     The Merger..............................................................9
     Selected Historical Financial Data.....................................12
     Comparative Per Share Data.............................................15
     Market Price Data......................................................16
     Dividends..............................................................16

THE SPECIAL MEETING.........................................................17
     Date, Time, and Place of the Special Meeting...........................17
     Purpose of the Special Meeting.........................................17
     Record Date and Outstanding Shares.....................................17
     Voting and Revocation of Proxies.......................................17
     Vote Required for Approval.............................................17
     Solicitation of Proxies................................................17
     Other Matters..........................................................18

THE MERGER..................................................................18
     General Description of the Merger......................................18
     Background of the Merger...............................................18
     ECI's Reasons for the Merger...........................................20
     Recommendation of the Board of Directors of ECI........................21
     Opinion of ECI's Financial Advisor.....................................21
     Interests of Certain Persons in the Merger.............................24
     Certain Relationships between ECI and SCI..............................25
     Employment Agreement...................................................26
     Certain Material Federal Income Tax Consequences.......................27
     Accounting Treatment ..................................................28
     Government and Regulatory Approvals....................................28
     No Appraisal Rights....................................................29
     Restrictions On Resales By Affiliates .................................29

TERMS OF THE MERGER.........................................................30
     Effective Time of the Merger...........................................30
     Manner and Basis for Converting Shares.................................30
     Conversion of ECI Options..............................................31
     Execution of Supplemental Indenture....................................31
     ECI Rights Plan........................................................31
     Conditions to the Merger...............................................31
     Cooperation............................................................32
     Representations and Warranties of SCI and ECI..........................32
     Conduct of the Business of ECI Prior to the Merger ....................32
     Conduct of the Business of SCI Prior to the Merger.....................34

     No Solicitation of Acquisition Transactions............................34
     Termination or Amendment...............................................35
     Termination Fees.......................................................36
     Expenses...............................................................36
     Indemnification........................................................36

BUSINESS OF SCI.............................................................36

COMPARATIVE RIGHTS OF THE SHAREHOLDERS OF SCI AND THE STOCKHOLDERS OF ECI...37
     General................................................................37
     Number of Directors;  Classified Board of Directors....................37
     Quorum Required for Directors' Meeting.................................38
     Removal of Directors...................................................38
     Newly Created Directorships and Vacancies..............................38
     Special Meetings of Stockholders.......................................38
     Action by Written Consent..............................................39
     Vote Required for Merger...............................................39
     Vote Required for Sale of Assets.......................................39
     Business Combinations..................................................40
     Amendment of Certificate of Incorporation/Articles of Incorporation....40
     Amendment of Bylaws....................................................41
     Voting.................................................................41
     Cumulative Voting......................................................42
     Supermajority Voting Provisions........................................42
     Appraisal Rights.......................................................42
     Limitations on Director Liability......................................42
     Indemnification........................................................43
     Authorized Capital Stock...............................................44
     Stockholder Rights Plans...............................................44
     Preemptive Rights......................................................44
     Dividends..............................................................44

SECURITY OWNERSHIP OF ECI'S  DIRECTORS AND EXECUTIVE OFFICERS...............45

DESCRIPTION OF SCI CAPITAL STOCK............................................47
     General................................................................47
     SCI Common Stock.......................................................47
     Certain Provisions Affecting Control of SCI............................47
     SCI Shareholder Rights Plan............................................47
     SCI Preferred Stock....................................................49

LEGAL MATTERS...............................................................50

EXPERTS.....................................................................50

STOCKHOLDER PROPOSALS.......................................................50

APPENDIX A
     Agreement and Plan of Merger

APPENDIX B
     Fairness Opinion of Financial Advisor

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHY IS ECI PROPOSING THE MERGER?  HOW WILL I BENEFIT?

A: The proposed Merger will combine ECI's existing operations and strength in acquisitions and operations in rural and non-metropolitan areas with SCI's strength in urban areas in North America, international operations and life insurance and annuity products relating to pre-arranged funerals. The stockholders of ECI also have the opportunity to benefit from an immediate value premium on their ECI Common Stock investment of approximately 22%, based on the closing price of ECI Common Stock on August 5, 1998 (the day before the Merger Agreement was signed) and assuming the price of SCI Common Stock at the time of the Merger is between $34.00 and $41.50 per share.

To review the background and reasons for the Merger in greater detail see page
18.

Q: WHAT DO I NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. In addition, you may attend the Special Meeting in person and vote your shares in person.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card before the Special Meeting or attend the Special Meeting in person and vote your shares in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY
BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the Merger is completed, we will send ECI stockholders written instructions for exchanging their stock certificates for SCI stock certificates. SCI shareholders will keep their certificates.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the Merger is completed, ECI stockholders will have the right to receive between 0.65060 and 0.79412 of a share of SCI Common Stock in exchange for each share of ECI Common Stock they own.

The exact number of shares to be received per share of ECI Common Stock will be determined by dividing $27.00 by the average selling price of SCI Common Stock on the NYSE for the ten consecutive trading day period ending on the third day prior to the effective date of the Merger. In no event will the number of shares of SCI Common Stock to be received be less than 0.65060 of a share nor more than
0.79412 of a share for each share of ECI Common Stock. The effect of the limitations of the previous sentence is to freeze the exchange ratio at the agreed limits if the average selling price of SCI Common Stock is below $34.00 or above $41.50.

Example:

     o If the ten day average selling price of SCI Common Stock is $35.00, each holder of ECI Common Stock would be entitled to receive 0.77143 of a share of SCI Common Stock ($27.00 divided by $35.00).

     o If the ten day average selling price of SCI Common Stock is $42.00, each holder of ECI Common Stock would be entitled to receive 0.65060 of a share of SCI Common Stock, and not 0.64286 of a share of SCI Common Stock ($27.00 divided by $41.50, the maximum price of SCI Common Stock used in determining the exchange ratio). In this case, the value of SCI Common Stock received could be more than $27.00 per share of ECI Common Stock.

     o If the ten day average selling price of SCI Common Stock is $32.00, each holder of ECI Common Stock would be entitled to receive 0.79412 of a share of SCI Common Stock, and not 0.84375 of a share of SCI Common Stock ($27.00 divided by $34.00, the minimum price of SCI Common Stock used in determining the exchange ratio). In this case, the value of SCI Common Stock received could be less than $27.00 per share of ECI Common Stock.

SCI will not issue fractional shares. Instead, you will receive cash for any fractional shares of SCI Common Stock owed to you based on the market value of SCI Common Stock on the effective time of the Merger.

Q: WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: No, unless you receive cash for fractional shares of SCI Common Stock. The exchange of shares by ECI stockholders will be tax-free to ECI stockholders for federal income tax purposes, except that ECI stockholders will have to pay tax on cash received for fractional shares.

Q: WILL I HAVE ANY RIGHT TO DISSENT OR OBTAIN APPRAISED VALUE FOR MY SHARES?

A: Under Delaware law, ECI stockholders do not have any right to an appraisal of the value of their shares of ECI Common Stock in connection with the Merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the Merger as quickly as possible. In addition to ECI stockholder approval, ECI and SCI must also obtain regulatory approvals, which includes primarily clearance by federal antitrust regulators. We hope to complete the Merger by December 22, 1998.

Q: WHAT IF I ALSO OWN SHARES OF SCI COMMON STOCK?

A: SCI Common Stock will not be affected by the Merger. If you currently own shares of SCI Common Stock, you will continue to own those shares after the Merger.

Q: DOES SCI PAY DIVIDENDS?

A: Unlike ECI, SCI has paid quarterly dividends since 1974. During the second quarter of 1998, SCI declared a dividend of $.09 per share of SCI Common Stock. However, SCI's Board of Directors could change its dividend policy based on business conditions, SCI's financial condition and earnings, and other factors.


Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the Merger, please call W. Cardon Gerner, Chief Financial Officer at ECI, at (409) 631-8700.

                                     SUMMARY

     This summary highlights selected information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. This summary may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which we have referred you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

                                  THE COMPANIES

Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141

   Service Corporation International ("SCI") is the largest provider of deathcare services and products in the world. As of June 30, 1998, SCI owned and operated 3,292 funeral service locations, 422 cemeteries and 174 crematoria located in 18 countries on five continents. SCI was incorporated in Texas on July 5, 1962. The term "SCI" refers to SCI and its subsidiaries in this paragraph. Additional information concerning SCI is included in SCI's reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Proxy Statement/Prospectus. See "Where To Find More Information."

SCI Delaware Funeral Services, Inc.
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141

   SCI Delaware Funeral Services, Inc. ("Merger Sub") is a wholly owned Delaware subsidiary of SCI organized for the purpose of effecting a transaction such as the Merger. Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger.

Equity Corporation International
415 South First Street, Suite 210
Lufkin, Texas  75901
(409) 631-8700

   Equity Corporation International ("ECI") is the fourth largest publicly traded provider of deathcare services and products in the United States, primarily serving communities located in non-metropolitan and select suburban areas. As of August 6, 1998, ECI owned and operated 326 funeral homes and 81 cemeteries in 35 states and one Canadian province. Additional information concerning ECI is included in ECI's reports filed under the Exchange Act that are incorporated by reference in this Proxy Statement/Prospectus. See "Where To Find More Information."

                          THE SPECIAL MEETING (page 17)

   The Special Meeting will be held at ________ a.m. local time, on December 22, 1998, at ________________, Houston, Texas. At the Special Meeting, holders of ECI Common Stock will be asked to approve and adopt the Merger and the related Merger Agreement.

                       RECORD DATE; VOTING POWER (page 17)

   You are entitled to notice of, and to vote at, the Special Meeting if you owned ECI Common Stock at the close of business on November 19, 1998 (the "Record Date"). On the Record Date there were ______ shares of ECI Common Stock outstanding. ECI stockholders will have one vote at the Special Meeting for each share of ECI Common Stock they owned on the Record Date.

                             VOTE REQUIRED (page 17)

   The favorable vote of the holders of a majority of the outstanding shares of ECI Common Stock is required to approve the Merger and the related Merger Agreement. Your failure to vote will have the effect of a vote against the Merger and the Merger Agreement.

                   RECOMMENDATION OF ECI'S BOARD OF DIRECTORS
                                    (page 21)

   The Board of Directors of ECI believes that the Merger is in the best interests of ECI stockholders and recommends that the stockholders of ECI vote "for" the proposal to approve and adopt the Merger and the related Merger Agreement.

                                   THE MERGER

   The Merger Agreement is attached as Appendix A at the back of this Proxy Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

WHAT ECI STOCKHOLDERS WILL RECEIVE IN THE MERGER

    If the Merger is completed, each outstanding share of ECI Common Stock will be converted into the right to receive between 0.65060 and 0.79412 of a share of SCI Common Stock for each share of ECI Common Stock. The actual number of shares of SCI Common Stock to be issued to ECI's stockholders will be determined based on the average selling price of SCI Common Stock for the ten trading day period ending on the third trading day prior to the effective time of the Merger. In determining the exchange ratio, the average selling price of SCI Common Stock used in computing the exchange ratio will not be less than $34.00 and will not be more than $41.50 per share.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (page 24)

   Certain officers and directors of ECI have an interest in recommending the Merger, apart from their interests as stockholders of ECI, which are separate from those of unaffiliated stockholders of ECI. The Board of Directors of ECI was aware of these and other interests and considered them in approving and adopting the Merger Agreement.

CERTAIN RELATIONSHIPS BETWEEN ECI AND SCI (page 25)

   Certain relationships have existed in the past between SCI and ECI. In 1990, the Company commenced operations by acquiring funeral homes and cemeteries from SCI. From 1990 until 1997, SCI was a significant stockholder of ECI, selling all of its remaining ECI Common Stock in a public offering in February 1997. From 1990 until late 1996, one representative of SCI served as a director of ECI. ECI has also made certain acquisitions from SCI in 1996 and 1997, consisting primarily of funeral homes, for aggregate purchase prices of $13.0 million and $27.4 million, respectively.

EFFECTIVE TIME OF THE MERGER

   The Merger will become effective at such time as a certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. Assuming that ECI stockholders vote to approve and adopt the Merger and the related Merger Agreement, the effective time of the Merger will occur as soon as practicable following the Special Meeting.

EXCHANGE OF ECI COMMON STOCK CERTIFICATES (page 30)

   As soon as reasonably practicable, the exchange agent will mail you a letter of transmittal with instructions for use in exchanging certificates of ECI Common Stock for certificates of SCI Common Stock and cash in lieu of any fractional shares. You should not surrender certificates until you have received the letter of transmittal from the exchange agent.

OWNERSHIP OF SCI AFTER THE MERGER

   In the Merger, ECI stockholders will receive between 0.65060 and 0.79412 of a share of SCI Common Stock for each share of ECI Common Stock. We estimate that the shares of SCI Common Stock to be issued to ECI stockholders in the Merger will represent approximately ___% of the outstanding SCI Common Stock immediately after the Merger. This is based on an assumed average selling price of SCI Common Stock of $_______ per share, the NYSE Composite Transactions closing price on November ___, 1998.

CONDITIONS TO THE MERGER (page 31)

   The Merger will be completed if certain conditions, including the following, are met:

   (a) the approval and adoption of the Merger and the related Merger Agreement by a majority vote of ECI stockholders;

   (b) the receipt of a written opinion of ECI's counsel that (i) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) each party to the Merger will be a "party to a reorganization" within the meaning of
   Section 368(b) of the Internal Revenue Code of 1986, as amended;

   (c) the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

   (d) the absence of any order or decree by any federal or state court preventing the Merger;

   (e) the listing on the NYSE of SCI Common Stock to be issued in the Merger;

   (f)   the absence of any law that makes the Merger illegal;

   (g) the absence of any changes or events which result in or constitute a material adverse effect to ECI;

   (h) both parties shall have performed in all material respects their respective agreements contained in the Merger Agreement and their respective representations and warranties contained in the Merger Agreement shall be true and correct in all material respects; and

   (i) James P. Hunter, III, Chief Executive Officer of ECI, shall have entered into employment and non-competition agreements and shall have terminated his consulting agreement and his executive severance agreement with ECI.

These conditions may be waived by the party entitled to assert the conditions.

TERMINATION OF MERGER AGREEMENT (page 35)

   The Merger Agreement may be terminated under certain circumstances, including:

   (a)   if the Boards of Directors of SCI and ECI mutually agree;

   (b) either by SCI or ECI if:

         (i) the other party breaches its representations or warranties or fails to perform its covenants under the Merger Agreement and that breach or failure cannot be remedied in all material respects;

         (ii) the Merger is not completed by February 28, 1999 (except that such right will not be available to any party that has breached its obligations under the Merger Agreement in any manner that contributes to the failure of the Merger to occur); or

         (iii) the stockholders of ECI fail to approve the Merger by February 28, 1999 or at the Special Meeting or any adjournment thereof;

   (c)   by ECI if:

         (i)     the Merger is enjoined by a final, unappealable court order; or

         (ii) it receives a superior proposal from any third party with respect to a merger, sale of substantial assets or other business combination involving ECI which ECI's Board of Directors determines would be more favorable to ECI's stockholders and ECI's Board of Directors resolves to accept such superior proposal;

   (d) by SCI if the Board of Directors of ECI shall have:

         (i) recommended to the stockholders of ECI to accept a superior proposal (or resolved to do so);

         (ii) recommended to the stockholders of ECI that they tender their shares in a tender or exchange offer commenced by a third party (or resolved to do so); or

         (iii) withdrawn, modified or changed its recommendation of the Merger or the Merger Agreement in a manner adverse to SCI (or resolved to do so).

OPINION OF ECI'S FINANCIAL ADVISOR

   ABN AMRO Incorporated ("ABN AMRO") has delivered its written opinions, dated August 6, 1998 and the date of this Proxy Statement/Prospectus, to ECI's Board of Directors that, as of the dates of such opinions, the exchange ratio of ECI Common Stock to SCI Common Stock set forth in the Merger Agreement is fair from a financial point of view to the stockholders of ECI. A copy of the opinion of ABN AMRO dated as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken by ABN AMRO in connection with the opinion, is included as a part of this Proxy Statement/Prospectus as Appendix B. Stockholders of ECI are urged to read such opinion carefully in its entirety.

TERMINATION FEES; EXPENSES (page 36)

   ECI is required to pay a termination fee to SCI of $20 million, plus up to $2 million of out-of-pocket costs and expenses, if the Merger Agreement is terminated under certain circumstances.

APPRAISAL RIGHTS

   ECI stockholders do not have appraisal rights in connection with the Merger.

                       SELECTED HISTORICAL FINANCIAL DATA

   For the three months ended September 30, 1998, SCI reported revenues of $712.5 million, net income of $83.2 million and diluted earnings per share of $.32. These results represent an 18.6% increase in revenues, a 14.4% increase in net income and a 14.3% increase in diluted earnings per share over the same period in 1997.

   The selected historical financial data for SCI presented below for each of the five years ended December 31, 1997 have been derived from the audited consolidated financial statements of SCI. The data at and for the six months ended June 30, 1998 and 1997 have been derived from the unaudited consolidated financial statements of SCI for those periods and, in the opinion of SCI's management, include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the information included therein in accordance with generally accepted accounting principles for interim financial information. The data should be read in conjunction with the related notes and other financial information included and incorporated by reference in SCI's Annual Report on Form 10-K for the year ended December 31, 1997 and SCI's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, incorporated by reference herein. Results for the six months ended June 30, 1998 may not be indicative of results for any other interim period or for the year as a whole. It is expected that the Merger will be treated as a pooling of interests for accounting purposes. Under pooling rules, historical financial statements of SCI would be restated to reflect the combination with ECI.

                           SCI SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                        At or for the Six Months                          At or for the Year
                                             Ended June 30,                               Ended December 31,
                                        ------------------------  ---------------------------------------------------------------
                                           1998         1997*        1997*        1996         1995          1994         1993
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                        (Unaudited)  (Unaudited)

INCOME STATEMENT INFORMATION:
Revenues............................... $ 1,354,588  $ 1,239,590  $ 2,468,402  $ 2,294,194  $ 1,652,126  $ 1,117,175  $   899,178
Income before extraordinary loss
  and cumulative effect of change
  in accounting principles.............     199,734      209,948      374,552      265,298      183,588      131,045      103,092
Net income.............................     199,734      169,146      333,750      265,298      183,588      131,045      101,061
Earnings per share:
   Income before extraordinary loss
     and cumulative effect of change
     in accounting principles--
         Basic.........................         .78          .88         1.53         1.13          .92          .76          .62
         Diluted.......................         .77          .83         1.47         1.08          .86          .71          .59
     Net income--
         Basic.........................         .78          .71         1.36         1.13          .92          .76          .61
         Diluted.......................         .77          .67         1.31         1.08          .86          .71          .58
Dividends per share....................         .18          .15          .30          .24          .22          .21          .20

BALANCE SHEET INFORMATION:
Total assets........................... $11,244,662  $ 9,408,557  $10,306,863  $ 8,869,770  $ 7,672,387  $ 5,161,888  $ 3,683,304
Long-term debt......................... $ 3,077,286  $ 2,268,369  $ 2,634,699  $ 2,048,737  $ 1,712,464  $ 1,330,177  $ 1,062,222
Convertible preferred securities of
   SCI Finance LLC.....................          --           --           --  $   172,500  $   172,500  $   172,500           --
Stockholders' equity................... $ 2,936,985  $ 2,567,874  $ 2,726,004  $ 2,235,317  $ 1,975,345  $ 1,196,622  $   884,513
Shares outstanding.....................     257,186      251,469      252,924      236,193      234,542      189,714      169,718
Book value per common share............ $     11.42  $     10.21  $     10.78  $      9.46  $      8.42  $      6.31  $      5.21

* The six months ended June 30, 1997 and twelve months ended December 31, 1997 reflect a $40,802 (net of income taxes of $23,383) extraordinary loss on early extinguishment of debt. In addition, SCI recorded a $68,077 gain ($42,494 net of income taxes) on the February 1997 sale of SCI's approximate 42% equity investment in ECI. This gain on the sale of SCI's equity investment in ECI resulted in a net gain of $.18 and $.17 in basic and diluted earnings per share, respectively, for the six months ended June 30, 1997 and for the twelve months ended December 31, 1997. If the Merger is consummated and treated as a pooling of interests, the gain recognized by SCI in 1997 on the sale of its ECI investment would be reversed in SCI's restated financial statements for the twelve months ended December 31, 1997.

   The selected historical financial data for ECI presented below for each of the five years ended December 31, 1997 have been derived from the audited consolidated financial statements of ECI. All per share amounts reflect the 3-for-2 stock split of ECI Common Stock effective October 1996. The data at and for the six months ended June 30, 1998 and 1997 have been derived from the unaudited consolidated financial statements of ECI for those periods and, in the opinion of ECI's management, include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the information included therein in accordance with generally accepted accounting principles for interim financial information. The data should be read in conjunction with the related notes and other financial information included and incorporated by reference in ECI's Annual Report on Form 10-K for the year ended December 31, 1997 and ECI's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, incorporated by reference herein. Results for the six months ended June 30, 1998 may not be indicative of results for any other interim period or for the year as a whole.

                           ECI SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                           At or for the Six Months                    At or for the Year
                                                 Ended June 30,                         Ended December 31,
                                           ------------------------  -------------------------------------------------------
                                              1998         1997         1997       1996       1995       1994        1993*
                                           -----------  -----------  -----------  ---------  ----------  --------- ---------
                                           (Unaudited)  (Unaudited)
INCOME STATEMENT INFORMATION:
Revenues................................    $   94,603  $   63,166    $  135,073  $  91,974  $   64,001  $  49,301 $ 22,279
Income before extraordinary loss........         9,944       7,546        14,699     10,326       6,236      3,946    2,555

Net income attributable to common
stock...................................         9,944       7,546        14,699     10,326       6,236      3,748      992
Earnings per share:
   Income before extraordinary loss--
       Basic............................           .47         .37           .71        .58         .42        .40     1.58
       Diluted..........................           .46         .36           .70        .57         .42        .39      .15
   Net Income--
       Basic............................           .47         .37           .71        .58         .42        .38     1.58
       Diluted..........................           .46         .36           .70        .57         .42        .37      .15

BALANCE SHEET INFORMATION:
Total assets............................    $  859,065  $  570,973    $  717,700  $ 443,891  $  305,159  $ 211,307 $ 83,095
Long-term debt..........................    $  107,502  $   98,226    $  171,303  $  49,197  $   54,518  $   4,037 $  8,244
Convertible subordinated debentures         $  143,750          --            --         --          --         --       --
Stockholders' equity....................    $  243,213  $  211,885    $  226,532  $ 177,464  $   91,665  $  84,083 $   (503)
Shares outstanding......................        21,421      20,753        21,119     19,323      14,847     14,689      628
Book value per common share.............    $    11.35  $    10.21    $    10.73  $    9.18  $    6.17   $    5.72 $   (.80)



  * ECI's financial data as of and for the year ended December 31, 1993 does not reflect the operations of MLI/The Loftis Corporation ("MLI"), which were acquired effective January 1, 1994. As a result of the MLI acquisition and certain other factors, ECI believes that its results of operations for 1993 are not necessarily comparable with its results of operations for subsequent periods.

                           COMPARATIVE PER SHARE DATA
                                   (UNAUDITED)

     The following table summarizes the per share information for SCI and ECI on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the Merger accounted for as a pooling of interests business combination. You should read this information together with SCI's and ECI's financial statements and the notes thereto included in their respective Annual Reports on Form 10-K and other information that SCI and ECI have filed with the Commission. See "Where To Find More Information." You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the Merger.


                                                            At and for the                     At and for the
                                                           Six Months Ended                       Year Ended
                                                                June 30,                         December 31,
                                                                               -------------------------------------------
                                                                1998              1997              1996             1995
                                                              --------         ---------          -------          -------
HISTORICAL PER COMMON SHARE -- ECI
   Income from continuing operations--
      Basic..............................................     $   0.47          $   0.71          $  0.58          $  0.42
      Diluted............................................         0.46              0.70             0.57             0.42
   Book value (1)........................................        11.35             10.73             9.18             6.17
   Dividends declared....................................           --                --               --               --
EQUIVALENT PRO FORMA COMBINED PER ECI COMMON SHARE (2)
   Income from continuing operations (3)--
      Basic..............................................     $   0.56          $   0.81          $  0.78          $  0.63
      Diluted............................................         0.54              0.78             0.74             0.59
   Book value............................................         8.28              7.81              N/A              N/A
   Dividends declared....................................         0.13              0.21             0.17             0.16
HISTORICAL PER COMMON SHARE--SCI
   Income from continuing operations (3)--
      Basic..............................................     $   0.78          $   1.36          $  1.13          $  0.92
      Diluted............................................         0.77              1.31             1.08             0.86
   Book value (1)........................................        11.42             10.78             9.46             8.42
   Dividends declared....................................         0.18              0.30             0.24             0.22
PRO FORMA COMBINED PER SCI COMMON SHARE
   Income from continuing operations (3)(4)--
      Basic..............................................     $   0.78          $   1.14 (5)      $  1.09          $  0.89
      Diluted............................................         0.76              1.10 (5)         1.04             0.83
   Book value (6)........................................        11.63             10.97              N/A              N/A
   Dividends declared....................................         0.18              0.30             0.24             0.22

---------------------

(1)        Based on common shares outstanding at the end of each period.

(2) Based on an assumed exchange ratio of .71170 of a share of SCI Common Stock for each share of ECI Common Stock, which is the exchange ratio implied under the Merger Agreement assuming an average selling price of $37.9375 per share of SCI Common Stock (the NYSE Composite Transactions closing price on August 12, 1998).

(3) Includes the effect of an extraordinary loss by SCI for the year ended December 31, 1997.

(4) Based on weighted average pro forma common shares and pro forma net income available for common stock.

(5) Includes the pro forma effect of elimination of a gain of $.18 and $.17 basic and diluted earnings per share, respectively, recognized by SCI on the February 1997 sale of its approximate 42% equity investment in ECI.

(6) Based on pro forma common shares outstanding at the end of each period determined by using the exchange ratio set forth in (2) above.

MARKET PRICE DATA

   SCI Common Stock is traded on the NYSE under the symbol "SRV." ECI Common Stock has traded on the NYSE under the symbol "EQU" since June 1997 and was traded on the Nasdaq National Market prior to such date. The following table sets forth the range of high and low per share sale prices since January 1, 1996 for SCI Common Stock and ECI Common Stock as reported on the NYSE Composite Transactions. The sales prices set forth below for ECI Common Stock have been adjusted to reflect a 3-for-2 stock split distributed by ECI in October 1996.



                                                                          SCI                               ECI
                                                                      COMMON STOCK                      COMMON STOCK
                                                                      ------------                      ------------

                                                                   HIGH             LOW              HIGH           LOW
                                                                   ----             ---              ----           ---
1996
    First Quarter......................................           $ 24.75         $ 19.44          $ 20.00       $ 15.38
    Second Quarter.....................................             30.13           24.13            20.50         17.63
    Third Quarter......................................             29.44           27.63            22.13         16.38
    Fourth Quarter.....................................             30.75           26.50            25.50         17.25
1997
    First Quarter......................................           $ 33.88         $ 26.88          $ 23.63       $ 18.50
    Second Quarter.....................................             36.00           29.63            25.50         19.75
    Third Quarter......................................             35.75           29.81            24.69         19.88
    Fourth Quarter.....................................             38.00           27.88            24.50         18.50
1998
    First Quarter......................................           $ 44.63          $35.50          $ 24.50       $ 19.38
    Second Quarter.....................................             45.38           38.44            26.56         21.63
    Third Quarter .....................................             45.88           31.88            25.94         20.19
    Fourth Quarter (through November __)...............             47.13           30.00            26.13         20.06

   On August 5, 1998, the last trading day prior to announcement by SCI and ECI that they had reached an agreement concerning the Merger, the closing sale price of SCI Common Stock as reported on the NYSE Composite Transactions was $34.00 per share, and the closing sale price of ECI Common Stock as reported on the NYSE Composite Transactions was $22.13 per share.

   On November ____, 1998, the closing sale price of SCI Common Stock as reported on the NYSE Composite Transactions was $_________ per share, and the closing sale price of ECI Common Stock as reported on the NYSE Composite Transactions was $__________ per share. Following the Merger, SCI Common Stock will continue to be traded on the NYSE under the symbol "SRV", and the listing of ECI Common Stock on the NYSE will be terminated.

DIVIDENDS

   SCI has declared 101 consecutive quarterly dividends on SCI Common Stock since it began paying dividends in 1974. For the years ended December 31, 1997 and 1996, dividends per share were $.30 and $.24, respectively. For the first and second quarters of 1998, dividends per share were $.09 per quarter. ECI has never declared or paid cash dividends on ECI Common Stock.


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



                               THE SPECIAL MEETING

DATE, TIME, AND PLACE OF THE SPECIAL MEETING

   The Special Meeting will be held at _____a.m. local time, December 22, 1998, at ________________________________, Houston, Texas.

PURPOSE OF THE SPECIAL MEETING

   The purpose of the Special Meeting is to consider and act upon a proposal to approve and adopt the Merger and the Merger Agreement.

RECORD DATE AND OUTSTANDING SHARES

   Holders of record of ECI Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were ___ holders of record of ECI Common Stock and ___________ shares of ECI Common Stock issued and outstanding. Each share of ECI Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

   An automated system administered by the transfer agent of ECI will be used to tabulate the votes at the Special Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the Special Meeting constitute a quorum. Both abstentions and broker non-votes will be counted as part of the total number of votes cast on the Merger proposal in determining whether the proposal has been approved by the stockholders. Thus, both abstentions and broker non-votes will have the same effect as a vote against the Merger proposal.

VOTING AND REVOCATION OF PROXIES

   All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of ECI Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted for approval and adoption of the Merger and the Merger Agreement. A stockholder of ECI who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (a) executing and returning a proxy bearing a later date,
(b) filing a written notice of such revocation with the Secretary of ECI stating that the proxy is revoked or (c) attending the Special Meeting and voting in person.

VOTE REQUIRED FOR APPROVAL

   The presence at the Special Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of ECI Common Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. Pursuant to the Delaware General Corporation Law (the "DGCL"), approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of ECI Common Stock entitled to vote thereon. As of the Record Date, the directors and executive officers of ECI had the right to vote approximately _____% of the outstanding ECI Common Stock on that date.

SOLICITATION OF PROXIES

   In addition to solicitation by mail, the directors, officers, and employees of ECI may solicit proxies from ECI's stockholders by personal interview, telephone, telegram, facsimile, or otherwise. ECI will bear the costs of the solicitation of proxies from its stockholders, except that SCI and ECI will bear equally the cost of printing this Proxy Statement/Prospectus. Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries who hold ECI Common Stock of record for the forwarding of solicitation materials to the beneficial owners thereof. ECI will reimburse brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.



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



OTHER MATTERS

   At the date of this Proxy Statement/Prospectus, the Board of Directors of ECI does not know of any business to be presented at the Special Meeting, other than as set forth in its notice accompanying this Proxy Statement/Prospectus.


                                   THE MERGER

   The detailed terms and conditions of the Merger, including conditions to consummation of the Merger, are contained in the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The following discussion sets forth a description of material terms and conditions of the Merger Agreement. The description in this Proxy Statement/Prospectus of the terms and conditions of the Merger is qualified in its entirety by reference to the Merger Agreement.

GENERAL DESCRIPTION OF THE MERGER

   The Merger Agreement provides that, at the effective time of the Merger, Merger Sub will merge with and into ECI, whereupon ECI will become a wholly owned subsidiary of SCI and each outstanding share of ECI Common Stock will be converted into shares of SCI Common Stock, subject to adjustment as provided in the Merger Agreement. In addition, at the effective time of the Merger, each issued and outstanding share of common stock of Merger Sub, par value $.01 per share ("Merger Sub Common Stock"), shall be converted into one share of common stock, par value $.01 per share, of the corporation surviving the Merger (the "Surviving Corporation").

   Based upon the number of shares of SCI Common Stock and ECI Common Stock outstanding as of November ___, 1998 and assuming an average selling price of SCI Common Stock of $_________________ per share (the NYSE Composite Transactions closing price as of November ___, 1998), and assuming approximately ____ million shares of SCI Common Stock will be issued pursuant to the Merger Agreement, it is expected that approximately ____________ shares of SCI Common Stock will be outstanding immediately following the effective time of the Merger.

BACKGROUND OF THE MERGER

   Since its formation in 1990, ECI has pursued a business strategy of growth through an aggressive acquisition program by focusing on deathcare services in rural and smaller non-metropolitan communities and, to a lesser extent, in select suburban areas. Larger deathcare companies like SCI generally did not pursue acquisitions in these smaller markets as aggressively as in larger metropolitan and foreign markets. Recently, however, owners of independent local funeral homes and cemeteries, even in smaller markets, have received more attention from companies seeking to consolidate the industry. These consolidators include both public companies, many of which have substantially greater access to capital than ECI, and private venture capital backed consolidators seeking to acquire a sufficient level of operations in order to become public companies. One of the results of this activity has been to increase substantially the competition, and related value multiples, for the acquisitions of smaller market funeral and cemetery operations. Additionally, there has been increased activity in exploring consolidations of those companies which have been consolidators themselves. ECI's management believes that one of the results of this activity is to make the competition for the acquisition of independent funeral and cemetery operations more intense.

   ECI, and others in the deathcare business (such as SCI), continue to pursue acquisition opportunities as an important driver of growth. ECI's management has been continually evaluating the recent deathcare industry trends toward consolidation in order to determine how ECI can best sustain acceptable growth rates. This evaluation has included analysis of the possibility of strategic combinations with other public and privately held consolidators in the industry. Such a combination could blend the expertise of ECI in smaller market acquisitions and operations with a broader range of products and services.

   From the second half of 1997 through January 1998, ECI's senior management had discussions with various financial advisers, including representatives of ABN AMRO, regarding views on industry trends, the status and stage of industry consolidation, ECI's position in the industry and its alternatives for maximizing stockholder value. In the course of these discussions, ECI's management indicated interest to ABN AMRO in discussing possible strategic combinations with


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



several smaller industry consolidators identified by ECI's management. None of these discussions focused on SCI. ECI's senior management also had informal meetings during 1997 with representatives of one industry consolidator. In early 1998, ECI's Board of Directors discussed its business plan and possible strategic alternatives against the backdrop of these industry trends and these contacts and discussions. At such time, no decision was made by ECI's Board of Directors to pursue any alternatives involving industry participants.

   From January 1998 through April 1998, ABN AMRO met with the representatives of several deathcare industry participants to discuss the changing industry dynamics and the merits of various strategic combinations. During these meetings, representatives from one of these participants expressed potential interest in a combination with ECI; however, they indicated that they would not be in a position to seriously explore the possibility of a strategic combination for several months. On its own initiative, ABN AMRO renewed discussions on July 2, 1998 with an executive of this industry participant to discuss potential interest in a possible combination with ECI. At this meeting, the executive expressed interest in exploring a possible combination with ECI and requested a meeting with ECI's management to discuss the conceptual benefits of a combination. Senior management of ECI agreed to a meeting with ABN AMRO and representatives of the industry participant, which was held on July 24, 1998.

   On July 22, 1998, ECI was contacted by SCI to arrange a meeting to discuss strategic considerations and the current and future trends in the industry, including opportunities resulting from SCI's recent acquisition of American Memorial Life Insurance, a company specializing in final care insurance products. On July 27, 1998, representatives of ECI and SCI met and discussed, on a conceptual basis, the merits of a possible combination of the companies. At the meeting, SCI expressed strong interest in exploring a strategic combination of SCI and ECI and delivered a letter dated July 27, 1998, to ECI's Chief Executive Officer, James P. Hunter, III. The letter, signed by SCI's Chairman and Chief Executive Officer, Mr. Robert L. Waltrip, indicated that SCI believed that it would be mutually beneficial for ECI and SCI to consider a corporate combination and that the economic and market factors of such a combination would, in Mr. Waltrip's belief, allow both companies to best serve their stockholders. The letter further requested that the communication be kept confidential and requested an opportunity for Mr. Waltrip and other SCI officers to meet with Mr. Hunter and ECI's Board of Directors for the purpose of exploring such a combination. Mr. Hunter informed SCI that no decision had been made to sell ECI and that any further conversations should be conducted through representatives of ABN AMRO. After these discussions with SCI, ECI retained ABN AMRO as its financial advisor to review strategic and financial alternatives, including evaluating remaining an independent company or combining with other industry participants, including SCI.

   Following the July 27 meeting, SCI's financial advisor, J.P. Morgan & Co. ("J.P. Morgan"), informed ABN AMRO that SCI had a potential interest in making a proposal to combine ECI and SCI by providing ECI stockholders with SCI Common Stock with a value in a range beginning at $26 per share assuming certain synergies could be achieved. ABN AMRO informed J.P. Morgan that ECI was not for sale and that ECI was exploring its strategic and financial alternatives but that ECI would be willing to go to its Board of Directors to seek authorization to entertain a potential proposal. Representatives of ABN AMRO and J.P. Morgan had several conversations regarding possible synergies realizable in a combination and the resulting impact on SCI's level of interest in a combination with ECI.

   On July 30, 1998, J.P. Morgan informed ABN AMRO that SCI might envision a proposal in the range of $27 per share in SCI Common Stock for each share of ECI Common Stock, subject to negotiation of specific economic terms and a definitive agreement. Mr. Hunter informed the Board of Directors of ECI of the developments with SCI. Pursuant to these continuing discussions, the Board of Directors authorized Mr. Hunter to enter into bilateral confidentiality agreements with SCI to facilitate ECI's review of alternatives. During the period from July 30, 1998 to August 2, 1998, SCI's legal representatives provided a proposed form of Merger Agreement for ECI's consideration. In response, ECI's legal advisors provided general comments on the draft form of Merger Agreement with the objective of further understanding the terms SCI might contemplate in a transaction, and commenced a due diligence investigation of SCI.

   On August 3, 1998, Mr. Hunter convened a meeting of ECI's Board of Directors by telephone to apprise the Board of Directors of the present status of the evaluation of alternatives, including discussions with SCI, and the arrangements for a continuation of the meeting of ECI's Board of Directors in person on August 4 to discuss such alternatives. On that same date, ABN AMRO contacted representatives of the other industry participant with whom ECI had discussions to determine the level of interest in exploring a possible business combination with ECI given that ECI was currently


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



reviewing other alternatives. The representatives of the other participant indicated that while such participant had a continuing interest in exploring a combination, it would only want to proceed on an exclusive and negotiated basis.

   On August 4, 1998, ECI's Board of Directors met to discuss ECI's strategic alternatives and to discuss the fiduciary duties of the Board of Directors in connection with any proposed business combination and recent conversations with SCI and others. During the meeting, ABN AMRO reviewed their analysis of strategic and financial alternatives for ECI (including the strategy of continuing as an independent industry consolidator), the current trends and characteristics of the industry, and the nature and status of recent discussions with SCI and others. After discussion, the Board of Directors directed ABN AMRO to further investigate the possibility of a strategic combination transaction with SCI without deciding to sell ECI.

   On August 4 and 5, 1998, ABN AMRO and ECI's financial and legal advisors held several discussions with SCI, its financial and legal advisors to negotiate the financial and legal terms of a possible combination for consideration by their respective Boards of Directors. Among the issues for discussion was the impact of the recent drop in the sale price of SCI Common Stock on August 4, a date when the Dow Jones Industrial Average dropped over 290 points. These discussions resulted in a proposal that ECI stockholders would receive SCI Common Stock valued at $27.00 per share, based upon an exchange ratio of the average selling price of SCI Common Stock for the ten trading days ending three trading days prior to the effective time of the Merger, provided that such price would be no more than $41.50 per share (resulting in a minimum ratio of 0.65060) and no less than $34.00 per share (resulting in a maximum ratio of 0.79412 per share).

   ECI's Board of Directors met during the afternoon on August 5, 1998 to consider the status of discussions regarding the proposed transaction. ABN AMRO updated ECI's Board of Directors on the financial aspects of the proposed transaction. The Board of Directors also discussed the terms and conditions of the proposed Merger Agreement, the status of the due diligence review of, and negotiations with, SCI, reviewed the fiduciary duties of the Board of Directors in connection with the proposed business combination and other matters. Following these discussions, ECI's Board of Directors authorized its legal and financial advisors to continue to pursue the proposed transaction with SCI.

   In the early morning of August 6, 1998, ECI's Board of Directors met to consider the proposed transaction with SCI and the proposed Merger Agreement. At the meeting, ECI's financial and legal advisors discussed the proposed SCI transaction and made presentations to ECI 's Board of Directors regarding the proposed transaction. ECI's legal advisors presented the proposed Merger Agreement and summarized its terms and related documents. ABN AMRO reviewed with ECI's Board of Directors various financial and other information relating to the transaction and delivered its opinion that, as of August 6, 1998, the exchange ratio contemplated in connection with the Merger was fair to ECI's stockholders from a financial point of view. Thereafter, ECI's Board of Directors unanimously authorized and approved the Merger Agreement with two abstentions. Two of ECI's directors, Messrs. McDade and Hammer, abstained from voting on the proposed Merger and Merger Agreement in view of their personal relationships with SCI, which relationships were fully disclosed to the Board of Directors on August 4, 1998. See "--Interests of Certain Persons in the Merger."

   The Merger Agreement was executed on August 6, 1998 and publicly announced by each of ECI and SCI prior to the opening of the stock markets.

ECI'S REASONS FOR THE MERGER

   In the course of evaluating the recent deathcare industry trends as described above, ECI's management has observed a substantial increase in competition and related valuation multiples for acquisitions of smaller market funeral and cemetery operations. In addition, ECI's management believes that the deathcare industry is poised towards consolidation of companies that have been consolidators themselves. These observations led ECI to an analysis of alternatives to its present strategy of aggressive acquisitions of funeral and cemetery operations in smaller and select suburban markets. These alternatives included the possibility of strategic combinations with various industry participants, including companies other than SCI. Due to the acquisition-oriented nature of ECI's business, ECI's management acknowledged that a sale of ECI in a broader auction process would potentially adversely affect its acquisition opportunities. Following the expression of interest by SCI, ECI's management, including its Board of Directors, completed its analysis of alternatives and recognized that the business combination proposed by SCI offered ECI the opportunity to join the leader in the deathcare industry with significantly greater financial resources than itself and other industry participants.


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



   ECI's management believes that the Merger will reduce certain risks associated with ECI's continued independent operations, including:

           o the limited ability of ECI to pursue larger acquisition opportunities due to its relatively smaller capital base and operational resources; and

           o the increasing challenge in meeting growth rate expectations of stockholders.

   ECI's management also believes that ECI's stockholders will benefit from the Merger and resulting investment in a combined ECI and SCI because the Merger provides:

           o a means to capture certain synergies in the combined operations;

           o a strategic opportunity for combining SCI's extensive capital base with ECI's expertise in the acquisition and operation of smaller market properties and reputation and positive perception among independent funeral services operators;

           o a means to participate in growth opportunities internationally;

           o enhanced business and earnings opportunities anticipated to result from SCI's recently proposed acquisition of American Memorial Life Insurance by providing an extensive product outlet through ECI's funeral homes; and

           o      improved market liquidity.

   Due to the strategic factors and advantages set forth above, and the absence of an opportunity for strategic combinations with other industry partners either at a comparable premium value for ECI Common Stock or with a comparable probability of a successful combination, ECI's Board of Directors determined that it was in the best interests of ECI's stockholders to pursue the opportunity offered by SCI.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ECI

   At the meetings held on August 4, 5 and 6, 1998, ECI's Board of Directors received and considered presentations regarding strategic alternatives, including the Merger, from ECI's management and its legal and financial advisors. After careful consideration, on August 6, 1998, ECI's Board of Directors unanimously (with two abstentions) determined that the Merger is fair to and in the best interests of ECI and its stockholders. ACCORDINGLY, ECI'S BOARD OF DIRECTORS UNANIMOUSLY (WITH TWO ABSTENTIONS) RECOMMENDS THAT ECI'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. Two directors abstained from voting due to potential conflicts of interest arising from their independent business activities related to SCI. See "--Interests of Certain Persons in the Merger."

OPINION OF ECI'S FINANCIAL ADVISOR

   On August 6, 1998, ABN AMRO delivered its opinion to ECI's Board of Directors that, as of such date, and subject to certain assumptions, factors and limitations set forth in its written opinion, the exchange ratio pursuant to the terms of the Merger Agreement was fair to ECI's stockholders from a financial point of view. ABN AMRO confirmed, by delivery of its written opinion as of the date of this Proxy Statement/Prospectus, its opinion as of August 6, 1998.

   THE FULL TEXT OF THE WRITTEN OPINION OF ABN AMRO, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS INCLUDED AS PART OF THIS PROXY
STATEMENT/PROSPECTUS AS APPENDIX B. STOCKHOLDERS OF ECI SHOULD READ THIS OPINION CAREFULLY IN ITS ENTIRETY.

   ABN AMRO's opinion was prepared for ECI's Board of Directors and addresses only the fairness of the exchange ratio to ECI's stockholders from a financial point of view. The opinion does not constitute a recommendation to any


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



stockholder with respect to whether to vote its shares in favor of the Merger. The summary of the opinion of ABN AMRO set forth herein is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, ABN AMRO reviewed among other things: (i) the Merger Agreement among ECI, SCI and Merger Sub; (ii) certain publicly available business and financial information relating to ECI and SCI; (iii) certain financial and other data which was provided to or otherwise discussed with ABN AMRO by the management of ECI; (iv) financial forecasts prepared in conjunction with the management of ECI; and (v) certain cost savings and operating synergies potentially realizable as a result of the Merger as estimated by the management of ECI and SCI. ABN AMRO also met with the management of ECI and SCI and discussed strategic rationale for, and potential benefits of, the Merger and the past and current operations, financial conditions and prospects of ECI and SCI. In addition, ABN AMRO considered certain financial and stock market data for ECI and SCI. ABN AMRO compared that data with similar data for other publicly held companies in businesses similar to those of ECI and SCI and considered the financial terms of certain other business combinations which have recently been effected. ABN AMRO also analyzed the pro forma impact of the Merger on SCI's financial results and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which ABN AMRO deemed relevant.

   In rendering its opinion, ABN AMRO assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it, and it did not make, obtain or assume any responsibility for independent verification of such information. With respect to the financial data, ABN AMRO assumed, with ECI's consent, that the financial analyses, forecasts and pro forma consolidated forecasts, including the underlying assumptions have been reasonably prepared on bases reflecting the best currently available estimates and judgments of ECI's management as to the future financial performance of ECI on a stand-alone basis and, after giving effect to the Merger, the financial performance of SCI, including estimates of cost savings and operating synergies to potentially be realized in the proposed Merger. ABN AMRO assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. ABN AMRO's opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to ABN AMRO as of the date of its opinion.

   The following is a summary of the material financial analyses ABN AMRO utilized in connection with providing its written opinion to the Board of Directors of ECI on August 6, 1998. The summary of the analysis does not purport to be a complete description of the analyses underlying ABN AMRO's opinion.

   Purchase Price Ratio and Premium Analysis. For the purposes of analyzing the fairness of the exchange ratio to ECI's stockholders from a financial point of view, ABN AMRO calculated certain valuation multiples based on a value of $27.00 per share of ECI Common Stock pursuant to the exchange ratio contemplated in the Merger Agreement (assuming an SCI Common Stock price between $34.00 and $41.50 and using SCI's closing stock price of $34.00 on August 5, 1998). In arriving at the exchange ratio contemplated in the proposed Merger, ABN AMRO considered the value provided to ECI's option holders, ECI's total indebtedness and other terms of the Merger pursuant to the Merger Agreement. ABN AMRO calculated the total equity value implied by the Merger as a multiple of current and projected earnings per share ("EPS"). The proposed Merger represents price to earnings multiples for the latest twelve month period ("LTM") ended March 31, 1998 and for estimated 1998 and 1999 of 37.0x, 31.0x and 24.8x, respectively. ABN AMRO also calculated the total enterprise value (defined as value of the equity plus total debt less cash, also referred to as adjusted market capitalization) as a multiple of ECI's LTM, estimated 1998 and 1999 (as projected by ECI's management) earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), and revenues. The proposed Merger represents multiples of LTM, 1998E and 1999E EBIT of 23.9x, 17.6x and 12.9x, respectively, LTM, 1998E and 1999E EBITDA of 18.5x, 14.3x and 10.6x, respectively; and LTM, 1998E and 1999E revenues of 5.4x, 4.0x and 3.1x, respectively.

   ABN AMRO also calculated the percentage premium implied by the terms of the Merger Agreement relative to the market price of ECI Common Stock one day, one week and one month prior to the announcement of the Merger. Based on this analysis and assuming consideration equivalent to $27.00 per share of ECI Common Stock, the implied purchase price represents premiums to the historical stock prices described above of 22.0%, 29.7% and 14.6%, respectively.

   Comparable Public Company Analysis. ABN AMRO compared certain historical and projected financial and operating information for ECI to the corresponding financial and operating information of the following deathcare service companies ("Comparable Companies"): Carriage Services, Inc., The Loewen Group, Inc., Service Corporation

International and Stewart Enterprises, Inc. ABN AMRO analyzed market values as of August 5, 1998, among other things, to EPS, EBIT, EBITDA, and revenues for the LTM period ended March 31, 1998 and estimates of anticipated results for the years ending December 31, 1998 and 1999 (based on ABN AMRO's estimated and publicly available information). Analysis of LTM EPS yielded a multiple range of 16.8x to 47.0x with a mean of 28.3x; analysis of estimated 1998 EPS yielded a multiple range of 16.2x to 33.1x with a mean of 23.6x; analysis of estimated 1999 EPS yielded a multiple range of 14.0x to 24.2x with a mean of 18.9x. ABN AMRO also calculated the adjusted market capitalization as a multiple of LTM and estimates for 1998 and 1999 EBIT, EBITDA and revenues for each of the Comparable Companies. Analysis of LTM EBIT yielded a multiple range of 15.0x to 25.8x with a mean of 18.9x; analysis of estimated 1998 EBIT yielded a multiple range of 12.8x to 17.1x with a mean of 14.8x; analysis of estimated 1999 EBIT yielded a multiple range of 10.6x to 12.5x with a mean of 11.5x; analysis of LTM EBITDA yielded a multiple range of 11.4x to 17.1x with a mean of 14.3x; analysis of estimated 1998 EBITDA yielded a multiple range of 9.8x to 12.4x with a mean of 11.6x; analysis of estimated 1999 EBITDA yielded a multiple range of 8.2 to 10.1x with a mean of 9.2x; analysis of LTM revenues yielded a multiple range of 3.0x to 4.8x with a mean of 4.2x; analysis of estimated 1998 revenues yielded a multiple range of 2.7x to 4.0x with a mean of 3.6x and analysis of estimated 1999 revenues yielded a multiple range of 2.3x to 3.5x with a mean of 3.0x.

   Control Premium Analysis. ABN AMRO analyzed the percentage premiums to historical stock trading prices offered in stock-for-stock transactions of $500 million to $900 million in size announced since January 1, 1995. ABN AMRO calculated the premium offered relative to the market price one day, one week and four weeks prior to the announcement date of each transaction. The analysis indicated that the mean percentage premiums one day, one week and four weeks prior to announcement were 25.8%, 31.4% and 37.2%, respectively. The median percentage premiums one day, one week and four weeks prior to the announcement was 23.5%, 23.5% and 31.7%, respectively. In each of the above cases premiums ranged from (6.9%) to 73.7%; from (0.6%) to 83.5% and from 0.7% to 95.2%, respectively.

   Comparable Transactions Analysis. ABN AMRO compared the valuation of ECI (assuming a price for SCI Common Stock of $34.00) implied by the Merger as multiples of LTM EPS, EBIT, EBITDA and revenues with available data for two completed transactions involving deathcare industry participants and eleven completed or pending transactions involving non-hazardous waste management companies. ABN AMRO noted that the deathcare service transactions were of limited comparability to ECI's size and operating performance. ABN AMRO also observed that, in some respects, the target companies in the non-hazardous waste management transactions were similar to ECI in terms of industry trends affecting growth and performance. The deathcare transactions included SCI's acquisition of American Funeral Services Corporation and The Loewen Group's acquisition of MHI Group, Inc. In these transactions ABN AMRO observed a range of multiples of 27.1x to 30.1x with a mean of 28.6x for LTM EPS, 13.5x to 16.8x with a mean of 15.2x for LTM EBIT, 11.4x to 13.0x with a mean of 12.2x for LTM EBITDA and 2.3x to 3.3x with a mean of 2.8x for LTM EPS. The non-hazardous waste management transactions included, but were not limited to, USA Waste Services acquisition of American Waste Services, American Disposal Services acquisition of Fred B. Barbara Companies, Republic Industries acquisition of Silver State Disposal Services, Inc., Allied Waste Industries acquisition of Laidlaw Waste Systems and USA Waste Services acquisition of Sanifill Inc. In these transactions ABN AMRO observed a range of multiples of 19.4x to 55.8x with a mean of 38.1x for LTM EPS, 17.9x to 36.7x with a mean of 26.0x for LTM EBIT, 8.8x to 25.6x with a mean of 15.7x for LTM EBITDA and 1.5x to 7.2x with a mean of 4.1x for LTM revenues.

   Contribution Analysis. ABN AMRO reviewed certain historical and projected operating information, including EBIT and EBITDA for ECI and SCI and the pro forma combined entity resulting from the Merger, excluding any potentially realizable synergies and savings. This analysis indicated that based on ECI's performance for the latest twelve months ended March 31, 1998 and estimates of ECI's 1998 and 1999 performance, ECI would contribute to the pro forma combined entity approximately 4.8%, 5.7% and 6.5% of combined EBIT, respectively, and 4.9%, 5.6% and 6.4% of combined EBITDA, respectively, as compared to the approximately 6.7% fully diluted ownership interest (based on an exchange ratio determined pursuant to the Merger Agreement and the closing price of SCI Common Stock of $34.00 per share as of August 5, 1998) of the combined entity to be received by ECI's stockholders.

   Share Trading History. ABN AMRO reviewed the performance of the trading price and volume of shares of ECI Common Stock for the period from January 1, 1997 through August 5, 1998. This examination indicated that during this period, the trading price of the shares ranged from $18.50 per share to $26.56 per share.

   Discounted Cash Flow Analysis. ABN AMRO prepared discounted cash flow ("DCF") analyses of ECI based on management's estimates of ECI's projected financial performance for the years ending 1999 through 2003. In the DCF analysis, ABN AMRO calculated a range of present values of the sum of (i) ECI's estimated free cash flows for the fiscal years ending 1999 through 2003 using discount rates (as estimated by a weighted average cost of capital) ranging from 11.0% to 15.0% and (ii) the estimated terminal value in fiscal year 2003 based on multiples of EBITDA in fiscal 2003 ranging from 7.0x to 11.0x. The terminal value was also discounted to present value using the same range of discount rates. Discount rates and terminal multiples were chosen to reflect varying growth prospects, relative risks and market value considerations present in the industry. In addition, ABN AMRO performed various scenarios and sensitivity analyses for consideration by ECI's Board of Directors relating to varying operating performance and growth. With the derived DCFs and terminal values, ABN AMRO calculated the equity value per share for ECI Common Stock to range from $12.22 to $44.45 per ECI Common Stock share.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ABN AMRO's opinion. In arriving at its determination of the fairness of the exchange ratio from a financial point of view, ABN AMRO considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to ECI or the Merger. The analyses were prepared solely for purposes of ABN AMRO's opinion provided to the Board of Directors of ECI as to the fairness of the exchange ratio to ECI's stockholders pursuant to the Merger Agreement from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ECI, ABN AMRO, SCI or any other person assumes responsibility if future results are materially different from those forecast. The analyses described above were prepared solely as part of ABN AMRO's analysis of the fairness of the exchange ratio from a financial point of view to ECI's stockholders. The analyses do not purport to be appraisals of ECI, of the value of SCI Common Stock when it is issued to ECI's stockholders, or of the price at which SCI Common Stock might trade.

   ECI selected ABN AMRO as its financial advisor because ABN AMRO is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. ABN AMRO, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. In the ordinary course of ABN AMRO's business, ABN AMRO and its affiliates may actively trade securities of ECI or SCI for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   ABN AMRO and its predecessor companies have provided certain investment banking services to ECI over the last two years including acting as a co-manager in ECI's February 1998 offering of convertible subordinated debentures and ECI's February 1997 offering of equity securities. ABN AMRO received customary compensation for its role in these offerings. ABN AMRO Bank N.V. also serves as a lender under SCI's credit facility.

   Pursuant to a letter agreement dated July 30, 1998 (the "Engagement Letter") ECI engaged ABN AMRO to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Engagement Letter, ECI will pay ABN AMRO a $50,000 retainer fee and will pay ABN AMRO $300,000 for rendering the fairness opinion. Pursuant to the terms of the Engagement Letter, ECI will pay ABN AMRO, on the date on which the closing of the transactions contemplated by the Merger Agreement occurs (the "Closing Date"), cash compensation equal to 1.0% of the transaction value (as defined in the Engagement Letter) less amounts previously paid under the Engagement Letter. Further, ECI has agreed to reimburse ABN AMRO for its reasonable out-of-pocket expenses, and to indemnify ABN AMRO against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendations of ECI's Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of ECI should be aware that certain members of ECI's management


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



(some of whom are members of ECI's Board of Directors) and ECI's Board of Directors have certain substantial interests in the Merger in addition to their interests as stockholders of ECI generally.

   Material Ownership of SCI Common Stock. As of August 6, 1998, Jack T. Hammer, a director of ECI, owned (i) 823,530 shares of SCI Common Stock and (ii) $3 million principal amount of SCI 5% convertible notes due 2002 which are convertible into SCI Common Stock at $11.25 per share. Mr. Hammer abstained from the vote of ECI's Board of Directors regarding the Merger and the Merger Agreement.

   Services Provided to SCI. Thomas R. McDade, a director of ECI, is a partner in a law firm that manages the litigation of SCI. For the twelve months ended June 30, 1998, revenues from SCI and its subsidiaries accounted for less than 15% of the revenues of the firm, and the firm continues to perform such services for SCI. Mr. McDade abstained from the vote of ECI's Board of Directors regarding the Merger and the Merger Agreement.

   Indemnification; Director and Officers' Insurance. Pursuant to the Merger Agreement, for a period of six years after the effective time of the Merger, SCI will, or will cause ECI to, indemnify and hold harmless the present and former officers and directors of ECI in respect of acts or omissions occurring prior to the effective time of the Merger to the extent provided under ECI's Amended and Restated Certificate of Incorporation (the "ECI Certificate") and ECI's Amended and Restated Bylaws (the "ECI Bylaws") in effect on the date of the Merger Agreement. In addition, for six years after the effective time of the Merger, SCI will, or will cause ECI to, use its commercially reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the Merger covering each such person currently covered by ECI's officers' and directors' liability insurance policy on terms and with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. In addition, ECI has entered into indemnification agreements with each of its officers and directors.

   Officer and Director Stock Options. The Merger Agreement provides that all outstanding stock options under the ECI Stock Plans (as defined in "--Conversion of ECI Options") will be assumed by SCI and will continue to be governed after the effective time of the Merger by their terms and the terms of the relevant plan. The Merger will constitute a "change-in-control" event resulting in acceleration of vesting under the terms of certain of the stock option awards granted to directors, officers and employees of ECI under the ECI Stock Plans.

   Executive Severance Agreements. Messrs. Hunter, Rottman, Wells, Gerner and McNamara, officers of ECI, are parties to executive severance agreements dated effective August 14, 1997 with ECI. Each such severance agreement provides that certain remuneration would be payable if a covered executive's employment were terminated in a "qualifying termination" upon certain conditions in connection with a change-in-control of ECI (a "Change-in-Control Severance Agreement"). The initial term of each Change-in-Control Severance Agreement is eighteen months, and the Agreements will thereafter be extended for consecutive one-year terms unless ECI terminates the Change-in-Control Severance Agreement covering an executive officer at the end of the initial or an extended term with three months advance notice. The Merger Agreement provides that the termination of Mr. Hunter's executive severance agreement is a condition to the consummation of the Merger.

   A "qualifying termination" occurs only if a change-in-control of ECI occurs and the covered executive's employment is actually or constructively terminated within eighteen months thereafter, other than for cause. In such event, the terminated executive would receive (i) an amount equal to approximately three times the executive's base salary, (ii) an amount equal to the executive's target bonus for the year (or, if greater, the executive's highest bonus actually paid in the three prior years), and (iii) continuation of health benefits for eighteen months at the same cost to the executive as charged prior to such change-in-control. If such severance payments (together with any other payments from ECI) payable to the executive would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the value of such total payments shall be reduced so that no such payments would be subject to the excise tax on "excess parachute payments" under Code Section 4999, unless the executive would receive greater net benefits taking into consideration the executive's payment of such excise tax.

CERTAIN RELATIONSHIPS BETWEEN ECI AND SCI

   ECI commenced operations in 1990 through the acquisition of 71 funeral homes and 3 cemeteries from SCI. From 1990 through December 1993, SCI and Mr. Hunter, Chief Executive Officer of ECI, were the sole stockholders of ECI.


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



As a result of an acquisition and a recapitalization in January 1994 and ECI's initial public offering in October 1994, SCI's stock ownership in ECI was reduced to approximately 42% of the outstanding ECI Common Stock. In February 1997, SCI sold all of its remaining ECI Common Stock in a public offering and recognized a pre-tax gain of $68.1 million. From 1990 until December 1996 a representative of SCI served as a director of ECI.

   ECI has made several acquisitions from SCI and its affiliates, including the acquisition of 12 funeral homes in 1996 for an aggregate purchase price of $13.0 million, and 27 funeral homes and one cemetery in 1997 for an aggregate purchase price of $27.4 million. In 1997, ECI also transferred one funeral home to SCI in exchange for one cemetery and $250,000. ECI also leases funeral vehicles from a subsidiary of SCI. Payments under these lease arrangements were approximately $499,000, $503,000 and $555,000 in the aggregate during each of the years ended December 31, 1997, 1996 and 1995, respectively.

   Two directors of ECI have certain relationships with SCI as disclosed under "--Interests of Certain Persons in the Merger."

EMPLOYMENT AGREEMENT

   In connection with the Merger, SCI and SCI Executive Services, Inc., a wholly owned subsidiary of SCI (the "Employer"), will enter into an Employment Agreement (the "Employment Agreement") with James P. Hunter, III pursuant to which Mr. Hunter will serve as an Executive Vice President of the Employer for a period of three years, which three-year period will be automatically extended each year for an additional three-year period if the Compensation Committee of the Board of Directors of SCI (the "Compensation Committee") authorizes the extension and Mr. Hunter does not give written notice to the Employer that the three-year period shall not be extended. As compensation for his services, Mr. Hunter will: (i) receive an Annual Base Salary (as defined in the Employment Agreement) of $400,000; (ii) at the discretion of the Compensation Committee, be eligible to receive annually a cash bonus and awards from any plan of the Employer or its affiliated companies providing for the payment in cash of bonuses to employees of comparable rank to Mr. Hunter; (iii) be entitled to participate in all incentive and savings and retirement plans, practices, policies and programs generally applicable to employees of comparable rank to Mr. Hunter; (iv) be eligible for participation in all welfare benefit plans, practices, policies and programs generally applicable to employees of comparable rank to Mr. Hunter; and (v) be eligible for other fringe benefits commensurate with his position and on a basis at least as comparable to those received by employees of comparable rank to Mr. Hunter.

   If Mr. Hunter's employment is terminated (i) by the Employer other than for Cause (as defined in the Employment Agreement), death or Disability (as defined in the Employment Agreement) or (ii) by Mr. Hunter for Good Reason (as defined in the Employment Agreement), the Employer will be obligated to pay Mr. Hunter
(1) the sum of (a) all unpaid amounts described in the previous paragraph due through the date of termination, (b) Mr. Hunter's Highest Recent Bonus (as defined in the Employment Agreement) prorated for the days employed in the year of termination and (c) any compensation previously deferred by Mr. Hunter and
(2) compensation and benefits described in (i), (ii) and (iii) of the previous paragraph for the longer of (a) the remainder of the employment term (including any extensions) or (b) to the extent provided under any plan, program, practice or policy. If Mr. Hunter's employment is terminated for the above listed reasons during a Change of Control Period (as defined in the Employment Agreement), the Employer will be obligated to pay Mr. Hunter, in addition to the above amounts, three times his Annual Base Salary plus three times his Highest Recent Bonus.

   If Mr. Hunter terminates his employment with the Employer (following a minimum period to be agreed upon), Mr. Hunter will be subject to non-competition obligations for a period of ten years following such termination and Mr. Hunter will receive $400,000 annually for three years after such termination as consideration for his non-competition obligations.

   Mr. Hunter's Split-Dollar Life Insurance Agreements with ECI will continue in accordance with their terms. However, all other agreements related to compensation and employment between ECI and Mr. Hunter will terminate upon execution of the Employment Agreement.



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



CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the material federal income tax consequences generally applicable to holders of ECI Common Stock who, pursuant to the Merger, exchange their ECI Common Stock solely for SCI Common Stock. The summary does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances and is not intended for holders of ECI Common Stock subject to special treatment under federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons or entities, holders of ECI Common Stock who do not hold their stock as capital assets and holders of ECI Common Stock who have acquired their stock upon the exercise of employee options or otherwise as compensation). In addition, this discussion does not consider the effect of any applicable state, local or foreign tax laws. Accordingly, each ECI stockholder is strongly urged to consult with his or her tax advisor to determine the tax consequences of the Merger.

   The following summary is based upon current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of ECI.

   Tax Opinion. Consummation of the Merger is conditioned upon the receipt by ECI of an opinion of Andrews & Kurth L.L.P., dated the Closing Date, addressed to ECI and in form and substance satisfactory to ECI, which opinion will be based on certain representations of SCI and ECI to be provided, to the effect that the Merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought concerning the federal income tax consequences of the Merger. An opinion of counsel expresses what counsel believes a court should hold if properly presented with the issue which is the subject of the opinion. An opinion is not a guarantee of a certain tax treatment and is not binding on the IRS or the courts. The following discussion assumes that the Merger will be treated in the manner described in the opinion of Andrews & Kurth L.L.P.

   Treatment of Holders of ECI Common Stock. Except as discussed below under "--Cash in Lieu of Fractional Shares" and "--Transfer Taxes," a holder of ECI Common Stock who, pursuant to the Merger, exchanges ECI Common Stock for SCI Common Stock generally will not recognize gain or loss upon such exchange. Such holder's aggregate tax basis in SCI Common Stock received pursuant to the Merger will be equal to its aggregate tax basis in ECI Common Stock surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash) and its holding period for SCI Common Stock will include its holding period for ECI Common Stock surrendered.

   Cash in Lieu of Fractional Shares. No fractional shares of SCI Common Stock will be issued upon the surrender for exchange of certificates representing shares of ECI Common Stock. A holder of ECI Common Stock who receives cash in lieu of fractional shares of SCI Common Stock in exchange for its ECI Common Stock will be treated as having received such fractional shares pursuant to the Merger and then as having received cash for such fractional shares in a redemption by SCI. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of such gain or loss will be equal to the difference between the portion of the tax basis of ECI Common Stock surrendered in the Merger that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if ECI Common Stock has been held by the holder for more than one year at the effective time of the Merger. Capital gain on assets held for more than one year recognized by a non-corporate stockholder is generally subject to federal income tax at a preferential capital gain rate.

   Transfer Taxes. Certain state and local taxing authorities may impose certain taxes on the direct or indirect transfer of an interest in real property (including leases) located within such jurisdiction ("Transfer Taxes"). Transfer Taxes may also be imposed in connection with certain direct or indirect ownership changes of an entity owning a real property interest located within such jurisdiction. SCI will pay any Transfer Taxes that arise from the Merger. In certain circumstances, such payments may be considered for federal income tax purposes to be additional consideration paid to each holder of ECI Common Stock. In that event, each such holder would be treated as if it received cash equal to the amount of Transfer Taxes paid on its behalf, which could result in additional taxable gain to such holder and a corresponding increase in tax basis of such holder's shares of SCI Common Stock.



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



   Reporting Requirements. Unless an exemption applies under the applicable law and regulations, the exchange agent may be required to withhold, and, if required, will withhold, 31% of any cash payments to a holder of ECI Common Stock in the Merger unless such holder provides the appropriate form. A holder should complete and sign the Substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent so as to provide the information (including the holder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent.

   THE FOREGOING SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITH RESPECT TO HOLDERS OF ECI COMMON STOCK IS WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER. IN ADDITION, THE FOREGOING SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER NOR DOES IT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTIONS OTHER THAN THE MERGER OR ANY ASPECT OF THE MERGER NOT INVOLVING THE EXCHANGE OF ECI COMMON STOCK. ACCORDINGLY, EACH HOLDER OF ECI COMMON STOCK IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

ACCOUNTING TREATMENT

   It is anticipated that the Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception.

   The Merger Agreement provides that (i) each party thereto shall use its reasonable best efforts to not fail to take any action either before or after the effective time of the Merger which action or failure would prevent, or would be likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (ii) ECI shall use its reasonable best efforts to obtain an opinion from its counsel to the effect that (a) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and (b) each party to the Merger will be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger. In addition, ECI has agreed to use its reasonable best efforts to
(i) cause the Merger to receive accounting treatment as a pooling of interests transaction, (ii) obtain opinions from PricewaterhouseCoopers LLP confirming the accounting treatment of the Merger as a pooling of interests transaction, and
(iii) not to take any action reasonably likely to cause the Merger not to so qualify.

GOVERNMENT AND REGULATORY APPROVALS

   Transactions such as the Merger are reviewed by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. ECI and SCI each filed notification reports with the Antitrust Division and FTC under the HSR Act on August 31, 1998.

   On September 29, 1998, the Antitrust Division issued to SCI and ECI a request for additional information and documents under the HSR Act (the "Second Request"). The Second Request extends the waiting period under the HSR Act to 20 days from the date that the Antitrust Division receives the requested information and documents, unless the waiting period is terminated earlier. By ___________, 1998, SCI and ECI furnished information and documents to the Antitrust Division, which SCI and ECI believe are substantially all the information and documents covered by the Second Request. SCI and ECI have entered into discussions with the Antitrust Division regarding its concerns of the effect of the Merger on the market.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. Even after the HSR Act waiting period has expired or terminated, the Antitrust Division or the FTC could


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



take such action under the antitrust laws as either agency deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of SCI or ECI or their subsidiaries. The Merger Agreement provides that SCI shall propose, negotiate, commit to and effect the sale, divestiture or disposition of such assets or businesses of SCI or, effective as of the effective time of the Merger, ECI, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction or order which would have the effect of preventing or delaying the closing of the transactions contemplated by the Merger Agreement. However, the Merger Agreement provides that SCI will not be required to sell, divest, dispose of or hold separate assets or businesses with aggregate 1997 revenues in excess of $10 million. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances.

   There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result. See "Terms of the Merger--Cooperation."

   Consummation of the Merger is conditioned upon the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act. SCI and ECI intend to use their reasonable efforts to achieve resolution of any antitrust concerns and believe that they will be successful, although there can be no assurance of the time frame in which such resolution will be achieved or that it will be achieved at all. See "Terms of the Merger--Conditions to the Merger."

NO APPRAISAL RIGHTS

   The DGCL does not require that holders of ECI Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger be afforded appraisal or dissenters' rights or the right to receive cash for their shares in connection with the Merger pursuant to Section 262 of the DGCL.

RESTRICTIONS ON RESALES BY AFFILIATES

   The shares of SCI Common Stock received by ECI stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of SCI Common Stock issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of ECI prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of persons who become affiliates of SCI, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The Merger Agreement provides that ECI will use its reasonable best efforts to cause each principal executive officer, each director and each other person who is an "affiliate" of ECI to deliver to SCI on or prior to the effective time of the Merger a written agreement to the effect that such persons will not offer to sell, sell or otherwise dispose of any shares of SCI Common Stock issued in the Merger except, in each case, pursuant to an effective registration statement or in compliance with Rule 145 or in a transaction which, in the opinion of legal counsel satisfactory to SCI, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of SCI and ECI have been filed with the Commission, sent to stockholders of SCI or otherwise publicly issued.

   Under Commission guidelines interpreting generally accepted accounting principles ("GAAP"), with certain limited exceptions, the sale of SCI Common Stock by an affiliate of either SCI or ECI generally within 30 days prior to the effective time of the Merger or thereafter prior to the publication of results that include a minimum of at least 30 days of combined operations of SCI and ECI after the effective time of the Merger could preclude pooling of interests accounting treatment for the Merger.





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



                               TERMS OF THE MERGER

   The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A. Certain capitalized terms used herein without definition have the respective meanings set forth in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

   The Merger will become effective at such time as a Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with, or as soon as practicable after, the closing of the transactions contemplated by the Merger Agreement in accordance with the Merger Agreement.

MANNER AND BASIS FOR CONVERTING SHARES

   At the effective time of the Merger, each outstanding share of ECI Common Stock (other than shares owned by SCI and its subsidiaries or shares held in the treasury of ECI or held by ECI's subsidiaries) will be converted into the right to receive, without interest, the number of shares of SCI Common Stock determined by dividing $27.00 by the average of the Daily Per Share Prices (defined below) for the ten (10) consecutive trading days ending on the third trading day prior to the closing of the transactions contemplated by the Merger Agreement (the "Average SCI Stock Price"). "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the NYSE of SCI Common Stock (as reported in the NYSE Composite Transactions) for that day. In the event the Average SCI Stock Price is greater than $41.50, ECI Common Stock shall be converted into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by $41.50. In the event the Average SCI Stock Price is less than $34.00, ECI Common Stock shall be converted into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by $34.00. In addition, at the effective time of the Merger, each issued and outstanding share of Merger Sub Common Stock will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

   After the effective time of the Merger, the stock transfer books of ECI will be closed. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF ECI PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

   No certificates or scrip for fractional shares of SCI Common Stock will be issued in the Merger and no SCI Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of ECI Common Stock who would otherwise have been entitled to receive a fraction of a share of SCI Common Stock upon surrender of ECI Common Stock certificates for exchange pursuant to the Merger Agreement will be entitled to receive from the exchange agent a cash payment equal to such fraction multiplied by the Daily Per Share Price on the date of the effective time of the Merger.

   From and after the effective time of the Merger, each holder of an outstanding certificate which immediately prior to the effective time of the Merger represented shares of ECI Common Stock will be entitled to receive in exchange therefor, upon surrender thereof to the exchange agent, a certificate or certificates representing the number of whole shares of SCI Common Stock to which such holder is entitled pursuant to the Merger Agreement. Until holders or transferees of certificates theretofore representing shares of ECI Common Stock have surrendered them for exchange as provided herein, no dividends or other distributions will be paid with respect to any shares represented by such certificates and no payment for fractional shares will be made and, without regard to when such certificates representing shares of ECI Common Stock are surrendered for exchange as provided herein, no interest will be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a certificate which, immediately prior to the effective time of the Merger, represented shares of ECI Common Stock, there will be paid to the holder of such certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of SCI Common Stock represented by the certificate or certificates issued upon such surrender.



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



CONVERSION OF ECI OPTIONS

   Each option outstanding at the effective time of the Merger to purchase shares of ECI Common Stock (a "Stock Option") granted under (A) the Equity Corporation International Amended and Restated 1994 Long-Term Incentive Plan, the Equity Corporation International 1998 Long-Term Incentive Plan, and the Equity Corporation International 1997 Employee Stock Purchase Plan (collectively, the "ECI Stock Plans") or (B) any other stock plan or agreement of ECI, which by its terms is not extinguished in the Merger shall be deemed assumed by SCI and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the effective time of the Merger, the number of shares of SCI Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the effective time of the Merger (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for ECI Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of SCI Common Stock deemed purchasable pursuant to such Stock Option if such Stock Option had been exercised immediately prior to the Closing Date without regard to vesting; provided, however, that in connection with the 1997 Employee Stock Purchase Plan, the participants' options may be adjusted or exercised in accordance with the provisions and intent of such plan.

EXECUTION OF SUPPLEMENTAL INDENTURE

   Upon the consummation of the Merger, SCI shall use its reasonable efforts to enter into a supplemental indenture with the trustee for the holders of the Convertible Subordinated Debentures due 2004 of ECI in accordance with Section
7.2 of the Indenture, dated as of February 25, 1998, between ECI and Bankers Trust Company, as trustee.

ECI RIGHTS PLAN

   ECI has agreed to take all necessary action prior to the effective time of the Merger to (i) render rights issued pursuant to the ECI Rights Plan (as defined in "Comparative Rights of the Shareholders of SCI and the Stockholders of ECI-Stockholder Rights Plans"), inapplicable to the Merger, and (ii) ensure that (x) neither SCI nor any of its Affiliates (as defined in the ECI Rights
Plan) is an Acquiring Person (as defined in the ECI Rights Plan) and (y) no Distribution Date, event listed in Section 11(a)(ii), Section 13 Event, Shares Acquisition Date or Section 11(a)(ii) Triggering Date (each as defined in the ECI Rights Plan) shall occur by reason of the approval, execution or delivery of the Merger Agreement, or the announcement or consummation of the Merger.

CONDITIONS TO THE MERGER

   The respective obligations of SCI and ECI to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the stockholders of ECI under applicable law; (b) the shares of SCI Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;
(c) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated; (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, any material state blue sky or securities law shall have been complied with, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authority; (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect; and
(f) no action shall have been taken and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

   The obligation of ECI to effect the Merger is further subject to the fulfillment at or prior to the effective time of the Merger of the following additional conditions, unless waived by ECI: (a) SCI and Merger Sub shall have performed in all material respects their agreements in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of SCI and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and ECI shall have received a certificate executed on behalf of SCI by the President or a Vice President of SCI and


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



on behalf of Merger Sub by the President and Chief Executive Officer or a Vice President of Merger Sub to that effect; (b) ECI shall have received a legal opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., in form reasonably satisfactory to ECI; and (c) ECI shall have received a legal opinion from Andrews & Kurth L.L.P., reasonably acceptable to ECI, to the effect that (i) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and (ii) ECI, SCI and Merger Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

   The obligations of SCI and Merger Sub to effect the Merger is further subject to the fulfillment at or prior to the effective date of the Merger of the following additional conditions, unless waived by SCI and Merger Sub: (a) ECI shall have performed in all material respects its agreements in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of ECI contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and SCI shall have received a certificate executed on behalf of ECI by the President and Chief Executive Officer of ECI to that effect; (b) since the date of the Merger Agreement, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse effect to the business, assets, liabilities, financial condition, results of operations, properties or business prospects of ECI and its subsidiaries, taken as a whole; (c) SCI shall have received a legal opinion from Andrews & Kurth L.L.P., in form reasonably satisfactory to SCI; (d) James P. Hunter, III shall have entered into Employment and Non-competition Agreements in form reasonably satisfactory to SCI and shall have terminated his Consulting Agreement and his Executive Severance Agreement with ECI; and (e) SCI shall have received a written agreement from each "affiliate" to the effect that each such person will not offer to sell, sell or otherwise dispose of any shares of SCI Common Stock issued in the Merger, except pursuant to an effective registration statement, in compliance with Rule 145 of the Securities Act or in a transaction exempt from the registration requirements of the Securities Act.

COOPERATION

   Pursuant to the Merger Agreement, each of the parties has agreed to take, or to cause to be taken, all action and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that SCI will propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of such assets or businesses of SCI or, effective as of the effective time of the Merger, ECI as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the closing of the transactions contemplated by the Merger; provided, however, that SCI will not be required to sell, divest, dispose of, or hold separate assets or businesses with aggregate 1997 revenues in excess of $10 million.

REPRESENTATIONS AND WARRANTIES OF SCI AND ECI

   In the Merger Agreement, SCI and ECI have made various representations and warranties relating to, among other things, their respective financial conditions, the accuracy of their various filings with the Commission, the satisfaction of certain legal requirements for the Merger and the absence of undisclosed liabilities. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

CONDUCT OF THE BUSINESS OF ECI PRIOR TO THE MERGER

   Pursuant to the Merger Agreement, ECI has agreed that, after the date of the Merger Agreement and prior to the Closing Date or earlier termination of the Merger Agreement, and except as otherwise agreed to in writing by SCI or as otherwise contemplated by the Merger Agreement or disclosed in ECI's schedules to the Merger Agreement, ECI shall, and shall cause each of its subsidiaries to:

           (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;



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



           (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) split, combine or reclassify their outstanding capital stock or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to ECI by a wholly owned subsidiary of ECI;

           (c) comply in all material respects with all applicable laws, including without limitation, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder;

           (d) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that ECI may issue shares upon conversion of convertible securities and exercise of options outstanding on the date of the Merger Agreement;

           (e) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings required for working capital purposes in the ordinary course of business or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to SCI, or (C) borrowings to make new capital expenditures in the ordinary course of business and otherwise permitted by the Merger Agreement, (ii) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock, or any options, warrants or rights to acquire any of its capital stock, or any security convertible into or exchangeable for its capital stock, (iii) sell, pledge, dispose of or encumber any of the assets or businesses of ECI other than transactions in the ordinary course of business not exceeding $1 million in any instance or $3 million in the aggregate, or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

           (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement;

           (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

           (h) with the exception of the adoption of or changes to, in each case in the ordinary course of business, health insurance plans or casualty insurance of ECI in progress on the date of the Merger Agreement, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or other provisions of the Merger Agreement;

           (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

           (j) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority;

           (k) not make any change in ECI's or its subsidiaries' financial tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

           (l) use its commercially reasonable efforts to cause the transfer of Environmental Permits (on the same terms and conditions), and any financial assurance required thereunder to SCI or Merger Sub as may be necessary under applicable Environmental Laws in connection with the consummation of the transactions under the Merger Agreement to allow SCI or Merger Sub to conduct the business of ECI and its subsidiaries, as currently conducted;

           (m) not enter into or assume any contracts or agreements having a term longer than one year (unless ECI may terminate such contracts or agreements by 30 days written notice without penalty to ECI) or imposing a firm or uncancellable obligation upon ECI or its subsidiaries in excess of $250,000 annually or imposing a firm or uncancellable


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



obligation on ECI or its subsidiaries of $500,000 or more in the aggregate for all such contracts and agreements, regardless of the annual payment, except for contracts or agreements for (1) indebtedness permitted under (e) above or (2) capital expenditures permitted under (q) below;

           (n) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

           (o) not compromise, settle, grant any waiver or release relating to or otherwise adjust any material litigation or claims of any nature whatsoever pending against ECI or its subsidiaries;

           (p) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in the Merger Agreement; and

           (q) not make or commit to make any capital expenditures, except for capital expenditures in the ordinary course of business not in excess of $10 million in the aggregate.

   Notwithstanding the foregoing restrictions, nothing in the Merger Agreement shall be construed to prohibit ECI or its subsidiaries from acquiring funeral homes or cemeteries in the ordinary course of business and any actions (including, without limitation, incurring indebtedness, issuing capital stock, making capital expenditures or entering into contracts in connection therewith) reasonably related to such acquisitions so long as the aggregate consideration for all such acquisitions does not exceed $75 million.

CONDUCT OF THE BUSINESS OF SCI PRIOR TO THE MERGER

   The Merger Agreement provides that after the date of the Merger Agreement until the effective time of the Merger, SCI and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. In addition, SCI shall not redeem or repurchase any SCI Common Stock during the period in which the average selling price of SCI Stock is being determined, except as required pursuant to the terms of any securities outstanding or commitments in effect prior to the commencement of such period.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

   The Merger Agreement provides that after the date of the Merger Agreement and prior to the effective time of the Merger or earlier termination of the Merger Agreement, ECI shall not, and shall cause each of its subsidiaries not to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and ECI shall, and shall cause each of its subsidiaries to, cause any officer, director or employee of ECI, or any attorney, accountant, investment banker, financial advisor or any other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any Acquisition Transaction. Notwithstanding the foregoing, ECI may, in response to an Acquisition Proposal, furnish (subject to the execution of a confidentiality agreement substantially similar to the Confidentiality Agreement executed by SCI in connection with the Merger Agreement for the benefit of ECI) confidential or non-public information concerning its business, properties or assets to any Potential Acquiror and negotiate with such Potential Acquiror if, based upon advice of its outside legal counsel and financial advisors, ECI's Board of Directors determines in good faith that such action to provide such confidential or non-public information to such Potential Acquiror is necessary for ECI's Board of Directors to act in a manner consistent with its fiduciary duties to its stockholders; provided, however, that ECI is prohibited from providing to a Potential Acquiror any confidential or non-public information not previously furnished to SCI. The Merger Agreement requires that ECI immediately notify SCI after receipt of any Acquisition Proposal or request for non-public information relating to ECI or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of ECI or any subsidiary by any person or entity that informs the Board of Directors of ECI or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to SCI must be made orally and in writing and must indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.



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



TERMINATION OR AMENDMENT

   The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval by the stockholders of ECI, if the Board of Directors of ECI and SCI mutually agree or as follows:

           (a) by either SCI or ECI if (i) the representations and warranties of the non-terminating party shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within thirty (30) days after written notice of such failure is given to the non-terminating party by the terminating party; (ii) the Merger is not completed by February 28, 1999 (unless due to a delay or default on the part of the terminating party); (iii) the non-terminating party (A) fails to perform in any material respects any of its covenants in the Merger Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to the non-terminating party by the terminating party; or (iv) the requisite vote of the stockholders of ECI shall not have been obtained by February 28, 1999, or the stockholders of ECI shall not have approved the Merger and the Merger Agreement at the Special Meeting or any adjournment thereof;

           (b) by ECI if: (i) the Merger is enjoined by a final, unappealable court order; (ii) (A) ECI receives an offer from any third party (excluding any affiliate of ECI or any group of which any affiliate of ECI is a member) with respect to a merger, sale of substantial assets or other business combination involving ECI, (B) ECI's Board of Directors determines in good faith that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal and (C) ECI shall have given SCI two (2) days prior written notice of its intention to terminate the Merger Agreement (provided that such termination shall not be effective until such time as any termination fees required to be paid by ECI pursuant to the Merger Agreement have been received by SCI); or
(iii) (A) a tender or exchange offer is commenced by a third party (excluding any affiliate of ECI or any group of which any affiliate of ECI is a member) for all outstanding shares of ECI Common Stock, (B) ECI's Board of Directors determines in good faith that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders of ECI that they tender their shares in such tender or exchange offer, and (C) ECI shall have given SCI two (2) days prior written notice of its intention to terminate the Merger Agreement (provided that such termination shall not be effective until such time as the payment of any termination fees required to be paid by ECI pursuant to the Merger Agreement have been received by SCI); and

           (c) by SCI if the Board of Directors of ECI shall have: (i) recommended to the stockholders of ECI to accept a Superior Proposal, or resolved to do so; (ii) recommended to the stockholders of ECI that they tender their shares in a tender or exchange offer commenced by a third party (excluding any affiliate of SCI or any group of which any affiliate of SCI is a member), or resolved to do so; or (iii) withdrawn, modified or changed the recommendation of the Merger Agreement or the Merger in a manner adverse to SCI or shall have resolved to do so, other than in connection with the exercise of ECI's right to terminate the Merger Agreement as a result of a material breach of a representation, warranty or covenant by SCI.

   In the event of termination of the Merger Agreement pursuant to its terms by either SCI or ECI, the Merger Agreement shall become void and there shall be no further obligations on the part of ECI, SCI, Merger Sub or their respective officers or directors (except for certain obligations of the parties regarding confidential information, expenses and fees payable in connection with the Merger Agreement and/or the termination thereof, governing law applicable to the Merger Agreement and binding arbitration, all of which shall survive the termination).

   The Merger Agreement may not be amended except by action taken by the Boards of Directors of SCI, ECI and Merger Sub and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law. Such amendment may take place before or after approval by the stockholders of ECI, but after any such stockholder approval, no amendment may be made which decreases the merger consideration or which adversely affects the rights of ECI's stockholders under the Merger Agreement without the approval of the stockholders of ECI.



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TERMINATION FEES

   ECI has agreed to pay a termination fee to SCI should certain of the termination rights described in "--Termination or Amendment" above be exercised under certain circumstances. ECI has agreed to pay SCI (a) a fee equal to $20 million plus (b) all documentable out-of-pocket costs and expenses incurred by SCI and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby (not to exceed $2 million) if: (i) ECI terminates the Merger Agreement pursuant to clauses (b)(ii) or (b)(iii) of "--Termination or Amendment" above; (ii) SCI terminates the Merger Agreement as described in clause (c) of "--Termination or Amendment" above; or (iii) (A) SCI or ECI terminates the Merger Agreement pursuant to clause (a) (iv) of "--Termination or Amendment" above, (B) on February 28, 1999 (if a vote has not earlier been held at the Special Meeting), or at the time of such failure to so approve the Merger or the Merger Agreement, there shall exist or have been proposed an Acquisition Proposal which has been publicly announced, and (C) within twelve months after such termination any Acquisition Transaction shall be consummated. For purposes of (iii) (B) and (C) of "--Termination Fees," an Acquisition Proposal and an Acquisition Transaction with respect to (1) the capital stock of ECI shall be for a minimum of 25% or more of the outstanding shares of SCI Common Stock, and
(2) all or any substantial part of the business or properties of SCI and its subsidiaries shall be for a minimum of 25% or more of the business or properties of SCI and its subsidiaries, taken as a whole.

EXPENSES

   The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that (i) the filing fee and expenses incurred in connection with the HSR Act filing shall be paid by SCI, (ii) all filing fees incurred in connection with the filing of the Proxy Statement/Prospectus and Registration Statement, including any filing required under state blue sky or securities laws, shall be paid by SCI, and (iii) those expenses incurred in connection with printing the Proxy Statement/Prospectus shall be shared equally by SCI and ECI.

INDEMNIFICATION

   The Merger Agreement provides that, for six years after the effective time of the Merger, present and former officers and directors of ECI will be indemnified by SCI and ECI in respect of acts or omissions occurring prior to the effective time of the Merger to the extent provided under the ECI Certificate and the ECI Bylaws as in effect on the date of the Merger Agreement. The Merger Agreement also provides that to the fullest extent permitted under the DGCL, such indemnified parties shall be entitled to the indemnification provided in the Merger Agreement whether such indemnified liabilities shall be based on their own negligence, whether such persons are solely, concurrently or comparatively negligent, and whether under strict liability or any other theory of recovery. For six years after the effective time of the Merger, SCI will, or will cause ECI to, use its commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the Merger covering each such person currently covered by ECI's officers' and directors' liability insurance policy on terms and with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement.


                                 BUSINESS OF SCI

   SCI is the largest provider of deathcare services and products in the world. As of June 30, 1998, SCI owned and operated 3,292 funeral service locations, 422 cemeteries and 174 crematoria located in 18 countries on five continents.

   SCI provides all professional services relating to funerals, burials and cremations, including the use of funeral homes and motor vehicles, the performance of cemetery interment services and the management and maintenance of cemetery grounds. It sells caskets, coffins, burial vaults and garments, cemetery interment rights, including mausoleum spaces and lawn crypts, stone and bronze memorials, cremation receptacles and related merchandise. SCI sells its services and products to client families both at and prior to the time of need. In addition, SCI's finance subsidiary, Provident Services, Inc., provides financing to independent funeral home and cemetery operators.



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



   SCI's strategy is to:

           o continue to expand through the acquisition and construction, both domestically and internationally, of funeral homes, cemeteries and crematoria in areas with demographics that SCI believes to be favorable;

           o increase the operating margins of its existing and acquired facilities by having those facilities share resources pursuant to SCI's cluster strategy;

           o increase revenue per location through the merchandising of a broad line of funeral and cemetery products and services, both on a pre-need and at-need basis; and

           o increase future volume and revenues through the sale of prearranged funeral services.


   COMPARATIVE RIGHTS OF THE SHAREHOLDERS OF SCI AND THE STOCKHOLDERS OF ECI

GENERAL

   As a result of the Merger, holders of ECI Common Stock will become holders of SCI Common Stock, and the rights of such former ECI stockholders will thereafter be governed by the Restated Articles of Incorporation of SCI (the "SCI Articles"), the Bylaws of SCI (the "SCI Bylaws") and the Texas Business Corporation Act (the "TBCA"). The rights of holders of ECI Common Stock are currently governed by the ECI Certificate, the ECI Bylaws and the DGCL. The following summary, which does not purport to be a complete description of the differences between the rights of the shareholders of SCI and the rights of the stockholders of ECI, sets forth certain differences between the TBCA, the SCI Articles and the SCI Bylaws, on the one hand, and the DGCL, the ECI Certificate and the ECI Bylaws, on the other. This summary is qualified in its entirety by reference to the full text of each of these documents and the TBCA and DGCL. For more information on how such documents may be obtained, see "Where to Find More Information."

NUMBER OF DIRECTORS;  CLASSIFIED BOARD OF DIRECTORS

   The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or bylaws. The ECI Certificate provides that the number of directors which shall constitute the whole board shall be such as from time to time shall be fixed by, or in the manner provided in, the ECI Bylaws, but in no case shall the number be less than two nor more than fifteen. The ECI Bylaws provide that the number of directors shall be fixed from time to time by ECI's Board of Directors, but shall not be less than two nor more than fifteen. The DGCL permits, but does not require, a classified board of directors. ECI's Board of Directors is classified; its directors serve three-year terms and are subject to election at every third annual meeting of the stockholders of ECI.

   The TBCA provides that the board of directors of a Texas corporation shall consist of one or more members as fixed by the articles of incorporation or bylaws. The SCI Articles provide that SCI's Board of Directors shall consist of a minimum of nine and a maximum of fifteen directors, subject to change by amendment to the SCI Articles by four-fifths vote of outstanding shares of SCI capital stock entitled to vote and subject to the rights of holders of any class or series of its preferred stock, par value $1.00 per share (the "SCI Preferred Stock"), to elect additional directors under specified circumstances. SCI's Board of Directors is classified; it is divided into three classes, with each class elected for a term of three years and consisting, as nearly as possible, of one-third of the total number of directors on the Board of Directors of SCI. At each annual meeting of SCI's shareholders, one class of directors is elected for a three-year term. Whenever dividends payable on any series of SCI Preferred Stock shall be in arrears in an aggregate amount equivalent as to such series to six full dividends, there shall be vested in the holders of shares of all outstanding SCI Preferred Stock voting as one class and with one vote for each share, the right to elect two directors of SCI.

   The fact that SCI's Board of Directors is classified may have the effect of making it more difficult to change the composition of SCI's Board of Directors, and thus may make effecting a change of control of SCI more difficult. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in the majority of a classified board. Such a delay may help ensure that incumbent directors, if confronted by a holder attempting to force


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a proxy contest, a tender offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the shareholders. On the other hand, the classification of directors may delay, defer or prevent a takeover attempt that the shareholders might consider in their best interest.

QUORUM REQUIRED FOR DIRECTORS' MEETING

   The DGCL and the TBCA provide that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the charter, certificate or articles or bylaws require a greater number. Both the ECI Bylaws and the SCI Bylaws provide that a majority of the number of directors then in office shall constitute a quorum for the transaction of business at directors' meetings.

REMOVAL OF DIRECTORS

   The DGCL provides that unless otherwise provided in the certificate of incorporation or bylaws, a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors. The ECI Bylaws provide that any director or directors may be removed at any annual meeting of the stockholders or at any special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the outstanding shares of capital stock of ECI entitled to vote. The notice of any such meeting shall state that the removal of a director or directors is among the purposes of the meeting and that such removal is properly brought before the meeting.

   Under the TBCA, a corporation's bylaws or articles of incorporation may provide that at any meeting of shareholders called expressly for that purpose, one or more directors may be removed, with or without cause (subject to certain exceptions for a corporation having a classified board of directors), by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote in an election of directors. The SCI Articles provide that any director may be removed, with or without cause, by its shareholders, but only upon the affirmative vote of four-fifths of the total number of votes of the then outstanding shares of capital stock of SCI. The SCI Articles also provide that any director may be removed, with or without cause, by four-fifths vote of the directors, subject to approval by a majority of shareholders.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

   The DGCL provides that unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. The ECI Certificate provides that any vacancy in ECI's Board of Directors, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, shall be filled by the majority vote of the remaining directors. The ECI Bylaws provide that any vacancy in ECI's Board of Directors, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, shall be filled by the majority vote of the remaining directors.

   Pursuant to the TBCA and SCI Articles, any director vacancy occurring shall be filled by the affirmative vote of the remaining directors without shareholder approval, even though less than a quorum, provided that any director so elected shall hold office only for the remainder of the term of the director whose departure caused the vacancy. Under the TBCA, a directorship created by reason of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors (whether at an annual or special shareholders meeting). The TBCA provides that the board of directors of a Texas corporation shall not fill more than two such directorships during the period between two successive annual meetings of shareholders.

SPECIAL MEETINGS OF STOCKHOLDERS

   The DGCL provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. The ECI Bylaws provide that special meetings of the stockholders of ECI, for any purpose, may be called only by the Chairman of ECI's Board of Directors and shall be called within 10 days after receipt of the written request of the board of directors, pursuant to a resolution


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



approved by a majority of the entire board of directors, or upon written request of the holders of at least 75% of the issued and outstanding stock entitled to vote at such meeting. The DGCL and ECI Bylaws provide that written notice of every meeting of stockholders stating the place, date, time and, in case of a special meeting, the purposes thereof, shall be given at least 10 but not more than 60 days prior to such meeting to each stockholder of record entitled to vote thereat.

    Pursuant to the TBCA and the SCI Bylaws, a special meeting of shareholders may be called at any time by the holders of at least 10% of the outstanding shares entitled to vote, by SCI's Board of Directors, by the Chairman of SCI's Board of Directors or by the President of SCI. The SCI Bylaws provide that only such business as may be stated or indicated in the notice of such meeting shall be transacted at the special meeting.

ACTION BY WRITTEN CONSENT

   Subject to the rights of holders of any class or series of stock having a preference over ECI Common Stock as to dividends or upon liquidation to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of ECI must be effected at a duly called annual or special meeting of ECI's stockholders and may be effected by any consent in writing of such stockholders only if such consents are executed by the holders of at least 75% of the outstanding shares entitled to vote at a meeting on such action.

   The SCI Bylaws do not provide for action by written consent of shareholders. The SCI Bylaws provide that any action required or permitted to be taken at a meeting of SCI's Board of Directors or any committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of SCI's Board of Directors or committee, as the case may be.

VOTE REQUIRED FOR MERGER

   The DGCL requires approval of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon in order to effect a merger. Unless required by its certificate of incorporation, no stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) either no shares are to be issued by the surviving corporation or the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The ECI Certificate does not contain any provisions relating to stockholder approval of mergers.

   Unless the board of directors requires a greater vote, the TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve a merger, or if any class of shares is entitled to vote as a class on the approval of the merger, the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. Similar voting requirements apply for share exchanges or conversions. The TBCA does not require a vote by the shareholders of the surviving corporation if after the merger (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the voting power of the number of voting shares outstanding immediately after the merger, will not exceed by more than 20% the voting power of the total number of voting shares of the surviving corporation before the merger; (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger; and (v) the board of directors of the surviving corporation adopts a resolution approving the plan of merger. The SCI Articles require a four-fifths vote of outstanding shares of capital stock to approve the merger or consolidation of SCI with a holder of 10% or more of SCI's capital stock.

VOTE REQUIRED FOR SALE OF ASSETS

   The DGCL requires approval of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon in order to approve the sale, lease or exchange of all or substantially all of a corporation's assets,


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



including its goodwill and its corporate franchise. The ECI Certificate does not contain any provisions relating to stockholder approval of such dispositions.

   The TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve the sale, lease, exchange or other disposition of all or substantially all of a corporation's assets if other than in the usual and regular course of business, or if any class of shares is entitled to vote as a class on the approval of a sale, lease, exchange or other disposition of all or substantially all the corporations assets, the vote required for approval of such transaction is the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. The TBCA does not require shareholder approval of a sale of assets in the usual and regular course of business unless otherwise specified in the articles of incorporation. Under the TBCA, a sale of assets shall be deemed to be in the usual and regular course of business if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which it engages following the transaction. The SCI Articles and the SCI Bylaws do not contain any provisions relating to shareholder approval of such dispositions.

BUSINESS COMBINATIONS

   ECI is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a corporation which has securities traded on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders from engaging in certain business combinations, including merger, sale of a threshold percentage of the corporation's assets, loan or issuance of stock, with an interested stockholder, an interested stockholder's affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation.

   Part Thirteen of the TBCA, known as the "Texas Business Combination Law," which became effective September 1, 1997, provides that an "issuing public corporation" shall not, directly or indirectly, enter into or engage in a "business combination" with an "affiliated shareholder" (or its affiliates or associates) during the three-year period immediately following the date on which the affiliated shareholder first became an affiliated shareholder, unless (a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares that caused the affiliated shareholder to become an affiliated shareholder, or (b) not less than six months after the date such person became an affiliated shareholder, the business combination was approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates at a meeting of shareholders and not by written consent. For the purposes of the foregoing, an "affiliated shareholder" is defined generally as a person that is or was within the proceeding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares; a "business combination" is defined generally to include (i) mergers, share exchanges or conversions involving an affiliated shareholder, (ii) dispositions of assets involving a value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation, (iii) certain issuances or transfers of securities by the corporation to an affiliated shareholder other than on a pro rata basis, (iv) certain plans or agreements relating to a liquidation or dissolution of the corporation involving an affiliated shareholder, (v) certain reclassifications, recapitalizations, distributions or other transactions that would have the effect of increasing an affiliated shareholder's percentage ownership of the corporation, or (vi) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation; and an "issuing public corporation" is generally defined as a Texas corporation that has 100 or more shareholders, a class of its voting shares registered under the Exchange Act, or a class of its voting shares qualified for trading in a national market system. The SCI Articles require a four-fifths vote of outstanding shares of capital stock to approve the merger or consolidation of SCI with a holder of 10% or more of SCI's capital stock.

AMENDMENT OF CERTIFICATE OF INCORPORATION/ARTICLES OF INCORPORATION

   Under the DGCL, amendments to a Delaware corporation's certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter of change the powers, preferences


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



or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

   The ECI Certificate provides procedures, in addition to those required by the DGCL, for amendment of Sections 5 (regarding the issuance of rights), 7 (regarding liquidation, indemnification and limitations on liability), 8 (regarding stockholder action by written consent), 9 (regarding number and election of directors) and 11 (regarding amendments to the ECI Certificate) of the ECI Certificate. The affirmative vote of the holders of at least 75% of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least 75% of the then outstanding shares of each class of stock of ECI voting separately as a class, shall be required to adopt any amendment to said sections.

   Under the TBCA, an amendment to a Texas corporation's articles generally would require the approval of the holders of two-thirds of the shares entitled to vote thereon, or, if any class is entitled to vote separately thereon, the approval of the holders of two-thirds of the shares of such class entitled to vote thereon and two-thirds of the total shares entitled to vote thereon.

   The SCI Articles require the affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock entitled to vote for the approval of amendment of certain provisions of the SCI Articles. The affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock of the corporation entitled to vote thereon are required to amend, repeal, or to adopt any provisions inconsistent with, Articles 8 (regarding merger, sale or exchange with a 10% owner), 11 (regarding amendments to the SCI Bylaws) or 12 (regarding number and election of directors and amendments to the SCI Articles) of the SCI Articles.

AMENDMENT OF BYLAWS

   The ECI Bylaws provide that the ECI Bylaws may be altered, amended or repealed, or new or additional bylaws adopted by a majority of the entire Board of Directors of ECI at any meeting and without the consent or vote of the stockholders. The ECI Bylaws may also be altered, amended or repealed, or new bylaws may be adopted by the stockholders at any regular meeting of the stockholders or at any special meeting of the stockholders, if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of and is properly brought before such meeting by the holders of at least 75% of the then outstanding shares of ECI's capital stock entitled to vote and at least 66 2/3% of the then outstanding shares of each class of stock of ECI voting separately as a class.

   The SCI Articles and SCI Bylaws provide that the SCI Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting, or by the vote of a majority of the full Board of Directors of SCI at any regular or special meeting, provided notice of said proposed amendment is contained in the notice of the meeting. Notwithstanding the provisions providing for amendment of the SCI Bylaws generally, the SCI Articles and the SCI Bylaws require the affirmative vote of at least four-fifths of the outstanding shares of capital stock of SCI entitled to vote thereon at a meeting called for that purpose to amend or repeal, or to adopt any provision inconsistent with, Section 1 of
Article II (number and term of office of directors) or Article VII (amendments to the SCI Bylaws) of the SCI Bylaws.

VOTING

     The ECI Certificate provides that holders of ECI Common Stock have, except as otherwise required by law or as otherwise provided in a resolution of ECI's Board of Directors with respect to any series of ECI Preferred Stock, exclusive possession of all voting power with each share having the right to one vote. The ECI Certificate provides that, except as expressly provided by law, or except as may be provided in any directors' resolution, the ECI Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of the stockholders of ECI.

   The SCI Articles provide that the holders of SCI Common Stock and the holders of SCI Preferred Stock have the right to one vote per share, all voting as one class, for the election of directors and for all other purposes with respect to all


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



matters submitted to a vote of SCI shareholders, subject to such limitations as may be imposed by law and by any provision of the SCI Articles.

CUMULATIVE VOTING

   Neither stockholders of ECI nor shareholders of SCI have any rights to cumulative voting with respect to the election of directors.

SUPERMAJORITY VOTING PROVISIONS

   The DGCL requires the affirmative vote of the holders of not less than two-thirds of outstanding voting stock of a corporation to approve certain business combinations. The ECI Certificate and the ECI Bylaws do not provide for any alteration of the vote required to approve these certain business combinations.

   The TBCA requires the approval of holders of at least two-thirds of the outstanding shares of capital stock of a corporation entitled to vote to amend its articles or incorporation, to enter into a merger or to sell all or substantially all of its assets. The SCI Articles contain provisions requiring a vote of four-fifths of outstanding shares of capital stock (i) to approve the merger or consolidation of SCI, or the exchange by SCI of its securities, with a holder of 10% or more of SCI's capital stock, (ii) to remove directors with or without cause and (iii) to amend or repeal any of these provisions. The SCI Bylaws require a vote of four-fifths of the outstanding shares (a) to remove a director without the consent of the Board of Directors and (b) to amend certain sections of the SCI Bylaws.

APPRAISAL RIGHTS

   Both the DGCL and the TBCA contain provisions that, subject to certain limitations and exceptions, permit stockholders to demand dissenters' rights in connection with mergers and certain other transactions. Section 262 of the DGCL provides stockholders with appraisal rights for certain mergers and consolidations. Because shares of ECI Common Stock are listed on a national securities exchange, the provisions of Section 262 of the DGCL do not apply to holders of shares of ECI Common Stock. Under Article 5.11 of the TBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all or substantially all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. Because shares of SCI Common Stock are listed on a national securities exchange, the provisions of Article 5.11 of the TBCA generally do not apply to holders of shares of SCI Common Stock.

LIMITATIONS ON DIRECTOR LIABILITY

   The DGCL allows a corporation to limit the liability of directors and officers to the corporation and its stockholders for monetary damages for breach of fiduciary duty, except for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for intentional or negligent payment of unlawful dividends or stock redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The ECI Certificate provides that a director of ECI shall not be personally liable to ECI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. The ECI Certificate further provides that if the DGCL is amended to authorize corporate action for further eliminating or limiting the personal liability of directors, then the liability of a director of ECI shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

   The SCI Articles provide that a director of SCI shall not be liable to SCI or its shareholders for monetary damages for an act or omission in the director's capacity as director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase


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



or dividend payment. The SCI Articles further provide that a director shall not be liable to the fullest extent permitted by any provision of the statutes of Texas enacted thereafter that further limits the liability of a director.

INDEMNIFICATION

   Under Section 145 of the DGCL, the ECI Certificate and the ECI Bylaws, ECI shall, to the maximum extent permitted from time to time under the DGCL, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was of has agreed to be a director, officer, employee or agent of ECI, or is or was serving at the request of ECI as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The ECI Certificate further provides that such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors, or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives or such person. The ECI Bylaws further provide that the provisions of the ECI Bylaws providing for indemnification are for the benefit of, and may be enforced by, each director and officer of ECI.

   Under Article 2.02-1 of the TBCA, each current and former director and officer of a corporation, or each person who served at request as a director or officer of a subsidiary of a corporation, shall be indemnified for liabilities imposed upon him, expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of being or having been a director or officer, and for any reasonable settlement of any such claim, action suit or proceeding. The TBCA further provides that a corporation may undertake any indemnification of a director or officer only if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity as a director, that his conduct was in the corporation's best interests, and in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and that a corporation must indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful in the defense of the proceeding. The SCI Bylaws provide that each director and officer of SCI and any person who may have served at the request of SCI as a director or officer of another corporation in which SCI owns shares or of which it is a creditor shall be indemnified by SCI against any costs and expenses, including counsel fees, actually and necessarily incurred in connection with the defense of any civil, criminal, administrative, or other claim, action, suit, or proceeding, whether by or in the right of SCI or otherwise, in which he may become involved or with which he may be threatened by reason of his being or having been a director or officer of SCI or by reason of his serving or having served at the request of SCI as a director or officer of another corporation as aforesaid, provided that, in connection with such matter, the said director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SCI and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The SCI Bylaws further provide that costs and expenses indemnified shall include payments in settlement or in satisfaction of any judgment, fine or penalty. The SCI Bylaws further provide that the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or equivalent shall not, of itself, create a presumption that the director, officer, or representative did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SCI, or with respect to any criminal action or proceeding that he had reasonable cause to believe his conduct was unlawful. The SCI Bylaws further provide that, to the extent permitted by law, expenses incurred in connection with a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, may be paid by SCI in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by SCI.

   The TBCA provides that Texas corporations may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation for any liability asserted against him, whether or not the corporation would have the power to indemnify him against liability under the TBCA. The SCI Bylaws provide that SCI shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of SCI, or is or was serving at the request of SCI as a director, officer, employee, or agent of another


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



corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not SCI itself would have the power to indemnify him against such liability under law.

AUTHORIZED CAPITAL STOCK

   The ECI Certificate provides that ECI has the authority to issue 50,000,000 shares of ECI Common Stock and 10,000,000 shares of its preferred stock, par value $.01 per share (the "ECI Preferred Stock"). No shares of ECI Preferred Stock are outstanding.

   The SCI Articles provide that SCI has the authority to issue 500,000,000 shares of SCI Common Stock and 1,000,000 shares of SCI Preferred Stock. No shares of SCI Preferred Stock are outstanding.

STOCKHOLDER RIGHTS PLANS

   The Stockholder Rights Agreement dated as of October 13, 1994 between ECI and American Stock Transfer & Trust Company, as rights agent (the "ECI Rights Plan"), adopted by the Board of Directors of ECI may have the effect of delaying, deferring or preventing a change in control or acquisition of ECI. The rights distributed under the ECI Rights Plan provide the holders with the right to purchase one one-hundred fiftieth of a fully paid and non assessable share of ECI Preferred Stock at the purchase price of $30.00 (subject to adjustment) per one one-hundred fiftieth share of ECI Preferred Stock.

   The Rights Agreement dated as of May 14, 1998 between SCI and Harris Trust and Savings Bank, as rights agent (the "SCI Rights Plan"), adopted by the Board of Directors of SCI may have the effect of delaying, deferring or preventing a change in control or acquisition of SCI. The rights distributed under the SCI Rights Plan (the "SCI Rights") provide holders with the right to purchase one-one thousandth of a share of the SCI Series D Junior Participating Preferred Stock, par value $1.00 per share (the "Series D Preferred Shares"), at an exercise price of $220 (subject to adjustment) if any person or group becomes an Acquiring Person (as defined in "Description of SCI Capital Stock --SCI Shareholder Rights Plan") or any person commences a tender or exchange offer that would result in such person becoming an Acquiring Person. If a person or group becomes an Acquiring Person, the SCI Rights further provide holders (other than the Acquiring Person) with the right to purchase a number of shares of SCI Common Stock having a value equal to two times the exercise price of the SCI Right. Additionally, if at any time after the date a person becomes an Acquiring Person, SCI is acquired in a merger or other business combination transaction or 50% or more of the assets or earning power of SCI are sold or transferred, each SCI Right (other than SCI Rights previously voided) will entitle its holder to purchase, upon exercise thereof at the then-current exercise price of the SCI Right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a value of two times the exercise price of the SCI Rights.

PREEMPTIVE RIGHTS

   Neither stockholders of ECI nor shareholders of SCI have preemptive rights to acquire unissued shares of capital stock.

DIVIDENDS

   Under the DGCL, a corporation may, subject to restriction in its certificate of incorporation, pay dividends out of surplus or out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of the corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

   Under the TBCA, the board of directors of a corporation may authorize and the corporation may make distributions; provided, that a distribution may not be made if (i) after giving effect to the distribution, the corporation would be insolvent or (ii) the distribution exceeds the surplus of the corporation. Notwithstanding the limitations on distributions set forth in clauses (i) and
(ii) above, a corporation may make a distribution involving a purchase or redemption or any of its own shares if the purchase or redemption is made by the corporation to: (i) eliminate fractional shares, (ii) collect


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or compromise indebtedness owed by or to the corporation, (iii) pay dissenting shareholders entitled to payment for their shares under the TBCA or (iv) effect the purchase or redemption of redeemable shares in accordance with the TBCA.


          SECURITY OWNERSHIP OF ECI'S DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the number of shares of ECI Common Stock beneficially owned as of March 27, 1998 by each of the directors, the executive officers, and all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting rights and investment power with respect to the shares shown. As a result of the Merger, all of the directors and executive officers of ECI will own less than 1% of SCI Common Stock.


                                                                                         Amount and       Percent of
                                                                                          Nature of       Shares of
                                                                                         Beneficial      Common Stock
Name                                                        Position                      Ownership      Outstanding
----                                                        --------                      ---------      -----------
James P. Hunter, III............................     Chairman, President and              673,540(1)          3.2%
                                                     Chief Executive Officer
Jack D. Rottman.................................     Senior Vice President                179,300(2)            *
                                                     --Corporate Development
W. Cardon Gerner................................     Senior Vice President                 84,466(3)            *
                                                     --Chief Financial Officer
Billy C. Wells..................................     Senior Vice President                 53,871(4)            *
                                                     --Funeral Operations
William C. McNamara.............................     Senior Vice President                 47,752(5)            *
                                                     --Cemetery Operations
J. Patrick Doherty..............................     Secretary and Director                 9,507(6)            *
Jack T. Hammer..................................     Director                              56,083(7)            *
Thomas R. McDade................................     Director                              17,583(8)            *
Kenneth W. Smith................................     Director                              49,645(9)            *
Bob Bullock.....................................     Director                                  --(10)          --
All directors and executive officers as a
group (ten persons).............................                                        1,171,747(11)         5.5%

*  Less than 1%

(1) Includes 195,300 shares of ECI Common Stock issuable upon the exercise of options outstanding under ECI's 1994 Long-Term Incentive Plan (the "Incentive Plan") that are exercisable within 60 days after March 27, 1998. Does not include 297,200 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(2) Includes 114,050 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. Does not include 117,200 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(3) Includes 84,201 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. Does not include 123,139 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(4) Includes 53,500 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. Does not include 113,200 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(5) Includes 43,750 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. Does not include 105,000 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(6) Includes 5,833 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. Does not include 11,667 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(7) Includes 14,583 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. Does not include 10,417 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(8) Includes 14,583 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. Does not include 10,417 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(9) Includes 33,333 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. Does not include 10,417 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(10) Does not include 10,000 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

(11) The shares of ECI Common Stock shown as beneficially owned by the directors and executive officers as a group include an aggregate of 559,183 shares of ECI Common Stock issuable upon the exercise of options outstanding under the Incentive Plan that are exercisable within 60 days after March 27, 1998. The shares of ECI Common Stock shown as beneficially owned do not include an aggregate 808,657 shares of ECI Common Stock issuable to the directors and executive officers upon the exercise of options outstanding under the Incentive Plan that are not exercisable within 60 days after March 27, 1998.

                        DESCRIPTION OF SCI CAPITAL STOCK

GENERAL

   As of June 30, 1998, SCI had authorized capital stock consisting of 500,000,000 shares of SCI Common Stock and 1,000,000 shares of SCI Preferred Stock. As of June 30, 1998, SCI had outstanding 257,186,137 shares of SCI Common Stock, and 24,573,855 shares were reserved for future issuance. No shares of SCI Preferred Stock were outstanding on such date.

   The following description of SCI Common Stock does not purport to be complete and is qualified in its entirety by reference to applicable provisions of Texas law, the SCI Articles, the SCI Bylaws and the SCI Rights Plan.

SCI COMMON STOCK

   Subject to the prior rights of holders of shares of SCI Preferred Stock, the holders of shares of SCI Common Stock (i) are entitled to such dividends as may be declared by the Board of Directors of SCI out of funds legally available therefor; (ii) are entitled to one vote per share; (iii) have no preemptive or conversion rights; (iv) are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and (v) are entitled upon liquidation to receive the assets of SCI remaining after the payment of corporate debts and the satisfaction of liquidation preference of SCI Preferred Stock. Voting is non-cumulative. The outstanding shares of SCI Common Stock are fully paid and non-assessable.

   Under the terms of the credit agreements between SCI and its bank lenders, there are no restrictions upon the payment of cash dividends on, or the repurchase of, SCI Common Stock; except that under the terms of credit agreements with certain banks SCI is required to maintain a net worth (as defined) in excess of $1.1 billion. This net worth requirement could from time to time restrict the payment of dividends on SCI Common Stock. At June 30, 1998, SCI's net worth (as defined) was $2.937 billion.

   The transfer agent and registrar for SCI Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

CERTAIN PROVISIONS AFFECTING CONTROL OF SCI

   The SCI Articles contain various provisions that may be deemed to have an anti-takeover effect. These provisions include the following: (i) the requirement of a four-fifths vote of outstanding shares of capital stock (a) to approve the merger or consolidation of SCI, or the exchange by SCI of its securities, with a holder of 10% or more of SCI's capital stock, (b) to remove directors with or without cause and (c) to amend or repeal any of these provisions; (ii) the creation of a classified Board of Directors consisting of three classes; (iii) the establishment of a minimum of nine and a maximum of fifteen directors; (iv) the ability of the directors, by four-fifths vote, to remove a director, subject to approval by a majority vote of the shareholders; and (v) the right of directors to fill vacancies on the board without the approval of shareholders.

SCI SHAREHOLDER RIGHTS PLAN

   On July 28, 1998 (the "SCI Rights Plan Record Date"), SCI paid a dividend of one SCI Right for each outstanding share of SCI Common Stock to the stockholders of record on that date. Each SCI Right entitles the registered holder to purchase from SCI one one-thousandth (1/1000) of a share of the Series D Preferred Shares of SCI at a price of $220 per one one-thousandth of a Series D Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the SCI Rights are set forth in the SCI Rights Plan.

   Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding SCI Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of SCI prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding SCI Common Stock (the earlier of such dates being called the "Distribution Date"), the SCI Rights will be evidenced by such SCI Common Stock certificate with a copy of a summary of the SCI Rights attached thereto.

   The SCI Rights Plan provides that, until the Distribution Date (or earlier redemption or expiration of the SCI Rights), the SCI Rights will be transferred with and only with SCI Common Stock. Until the Distribution Date (or earlier redemption or expiration of the SCI Rights), new SCI Common Stock certificates issued after the SCI Rights Plan Record Date upon transfer or new issuance of SCI Common Stock will contain a notation incorporating the SCI Rights Plan by reference. Until the Distribution Date (or earlier redemption or expiration of the SCI Rights), the surrender for transfer of any certificates for SCI Common Stock outstanding as of the SCI Rights Plan Record Date, even without such notation or a copy of a summary of the SCI Rights being attached thereto, will also constitute the transfer of the SCI Rights associated with SCI Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the SCI Rights ("SCI Rights Certificates") will be mailed to holders of record of SCI Common Stock as of the close of business on the Distribution Date and such separate SCI Right Certificates alone will evidence the SCI Rights.

   The SCI Rights are not exercisable until the Distribution Date. The SCI Rights will expire on July 28, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the SCI Rights are earlier redeemed or exchanged by SCI, in each case, as described below.

   The Purchase Price payable, and the number of Series D Preferred Shares or other securities or property issuable, upon exercise of the SCI Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series D Preferred Shares, (ii) upon the grant to holders of the Series D Preferred Shares of certain rights or warrants to subscribe for or purchase Series D Preferred Shares at a price, or securities convertible into Series D Preferred Shares with a conversion price, less than the then-current market price of the Series D Preferred Shares or (iii) upon the distribution to holders of the Series D Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series D Preferred Shares) or of subscription rights or warrants (other than those referred to above).

   The number of outstanding SCI Rights and the number of one one-thousandths of a Series D Preferred Share issuable upon exercise of each SCI Right are also subject to adjustment in the event of a stock split of SCI Common Stock or a stock dividend on SCI Common Stock payable in SCI Common Stock or subdivisions, consolidations or combinations of SCI Common Stock occurring, in any such case, prior to the Distribution Date.

   Series D Preferred Shares purchasable upon exercise of the SCI Rights will not be redeemable. Each Series D Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of SCI Common Stock. In the event of liquidation, the holders of the Series D Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of SCI Common Stock. In the event of any merger, consolidation or other transaction in which SCI Common Stock is exchanged, each Series D Preferred Share will be entitled to receive 1,000 times the amount received per share of SCI Common Stock. These rights are protected by customary antidilution provisions. Each Series D Preferred Share will have one vote, voting together with SCI Common Stock.

   Because of the nature of the Series D Preferred Shares' dividend and liquidation rights, the value of the one one-thousandth interest in a Series D Preferred Share purchasable upon exercise of each SCI Right should approximate, to some degree, the value of one share of SCI Common Stock.

   In the event that SCI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a SCI Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the SCI Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the SCI Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a SCI Right, other than SCI Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of SCI Common Stock having a market value of two times the exercise price of the SCI Right.

   At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding SCI Common Stock, the Board of Directors of SCI may exchange the SCI Rights (other than SCI Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of SCI Common Stock (or of a number of shares of preferred stock, or fraction thereof, having equivalent value to one share of SCI Common Stock) per SCI Right (subject to adjustment).

   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series D Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series D Preferred Share, which may, at the election of SCI, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series D Preferred Shares on the last trading day prior to the date of exercise.

   At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding SCI Common Stock, the Board of Directors of SCI may redeem the SCI Rights in whole, but not in part, at a price of $.01 per SCI Right (the "Redemption Price"). The redemption of the SCI Rights may be made effective at such time on such basis with such conditions as SCI's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the SCI Rights, the right to exercise the SCI Rights will terminate and the only right of the holders of SCI Rights will be to receive the Redemption Price.

   The terms of the SCI Rights may be amended by the Board of Directors of SCI without the consent of the holders of the SCI Rights, including an amendment to lower the threshold for exercisability of the SCI Rights from 20% to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding SCI Common Stock then known to SCI to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the SCI Rights.

   Until a SCI Right is exercised, the holder thereof, as such, will have no rights as a stockholder of SCI, including, without limitation, the right to vote or to receive dividends.

   The SCI Rights have certain anti-takeover effects. The SCI Rights will cause substantial dilution to a person or group that attempts to acquire SCI without conditioning the offer on a substantial number of SCI Rights being acquired. The SCI Rights should not interfere with any merger or other business combination approved by the Board of Directors of SCI since SCI's Board of Directors may, at its option, at any time prior to the time a person has become an Acquiring Person, redeem all but not less than all the then outstanding SCI Rights at the Redemption Price.

SCI PREFERRED STOCK

   The SCI Articles authorize SCI to issue up to 1,000,000 shares of SCI Preferred Stock. The Board of Directors of SCI is empowered, without approval of the shareholders, to cause shares of SCI Preferred Stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by SCI's Board of Directors are the rate of dividends, redemption and conversion prices and terms and amounts payable in the event of liquidation. Dividends on SCI Preferred Stock, both for the current period and all past periods, must be paid or set apart for payment before any dividends (other than in stock junior to SCI Preferred Stock) can be paid on SCI Common Stock and before any other distribution on or redemption of any SCI Common Stock by SCI. The holders of SCI Preferred Stock will be entitled to one vote per share in the election of directors and on all matters submitted to shareholders. SCI may not, without the approval of the holders of at least two-thirds of the outstanding shares of SCI Preferred Stock (and subject to the provisions of the SCI Articles referred to under "--Certain Provisions Affecting Control of SCI"), among other things, amend or repeal any provision of, or add any provision to, the SCI Articles or SCI Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, SCI Preferred Stock. Except for matters on which

SCI Preferred Stock is entitled to vote as a class, shares of outstanding SCI Preferred Stock vote together with SCI Common Stock. Voting is noncumulative. If dividends payable on any series shall be in arrears in an amount equivalent to six dividend payments, the holders of SCI Preferred Stock voting as a class have the right to elect two directors to SCI's Board of Directors to serve until all past due dividends have been paid. Issuance of SCI Preferred Stock could involve dilution of the equity of the holders of SCI Common Stock and restriction on the rights of such shareholders to receive dividends. The Board of Directors of SCI has designated and reserved for issuance 500,000 shares of SCI Preferred Stock as Series D Preferred Shares, which may be issued upon the exercise of SCI Rights that are associated with SCI Common Stock. See "--SCI Shareholder Rights Plan."


                                  LEGAL MATTERS

   The validity of SCI Common Stock to be issued in connection with the Merger will be passed upon by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. Certain tax consequences of the Merger will be passed upon for ECI by Andrews & Kurth L.L.P.


                                     EXPERTS

   The consolidated balance sheets of SCI as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Proxy Statement/Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The consolidated balance sheet of ECI as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Proxy Statement/Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


                              STOCKHOLDER PROPOSALS

   If the Merger is not consummated, and unless the annual meeting is postponed for any reason, proposals by a holder of ECI Common Stock to be presented at ECI's 1999 annual meeting are required to be received by ECI by December 23, 1998 in order to be included in ECI's proxy statement.

                                                                     APPENDIX A
                                                   AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                       SERVICE CORPORATION INTERNATIONAL,


                      SCI DELAWARE FUNERAL SERVICES, INC.,


                                       AND


                        EQUITY CORPORATION INTERNATIONAL

                                                                                                        Page
                                                                                                        ----

ARTICLE I       THE MERGER...............................................................................1
                Section 1.1.  THE MERGER.................................................................1
                Section 1.2.  EFFECTIVE TIME OF THE MERGER...............................................1

ARTICLE II      THE SURVIVING CORPORATION................................................................1
                Section 2.1.  CERTIFICATE OF INCORPORATION...............................................1
                Section 2.2.  BYLAWS.....................................................................1
                Section 2.3.  DIRECTORS..................................................................2
                Section 2.4.  OFFICERS...................................................................2

ARTICLE III     CONVERSION OF SHARES.....................................................................2
                Section 3.1.  EFFECT ON CAPITAL STOCK....................................................2
                Section 3.2.  EXCHANGE OF CERTIFICATES...................................................3
                Section 3.3.  STOCK TRANSFER BOOKS.......................................................4
                Section 3.4.  NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK........................4
                Section 3.5.  LOST, STOLEN OR DESTROYED CERTIFICATES.....................................5
                Section 3.6.  TAX AND ACCOUNTING CONSEQUENCES............................................5
                Section 3.7.  TAKING OF NECESSARY ACTION; FURTHER ACTION.................................5
                Section 3.8.  CLOSING....................................................................5

ARTICLE IV      REPRESENTATIONS AND
                WARRANTIES OF PARENT AND MERGER SUB......................................................5
                Section 4.1.  ORGANIZATION AND QUALIFICATION.............................................5
                Section 4.2.  CAPITALIZATION.............................................................5
                Section 4.3.  AUTHORITY; NON-CONTRAVENTION; APPROVALS....................................6
                Section 4.4.  REGISTRATION STATEMENT AND PROXY STATEMENT.................................7
                Section 4.5.  REPORTS AND FINANCIAL STATEMENTS...........................................7
                Section 4.6.  ABSENCE OF UNDISCLOSED LIABILITIES.........................................7
                Section 4.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS.......................................8
                Section 4.8.  LITIGATION.................................................................8
                Section 4.9.  NO VIOLATION OF LAW........................................................8
                Section 4.10.  COMPLIANCE WITH AGREEMENTS................................................8
                Section 4.11.  ENVIRONMENTAL MATTERS.....................................................8

ARTICLE V       REPRESENTATIONS AND WARRANTIES
                OF THE COMPANY...........................................................................9
                Section 5.1.  ORGANIZATION AND QUALIFICATION.............................................9
                Section 5.2.  CAPITALIZATION.............................................................9
                Section 5.3.  SUBSIDIARIES...............................................................9
                Section 5.4.  AUTHORITY; NON-CONTRAVENTION; APPROVALS...................................10
                Section 5.5.  REPORTS AND FINANCIAL STATEMENTS..........................................10
                Section 5.6.  ABSENCE OF UNDISCLOSED LIABILITIES........................................11
                Section 5.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS......................................11
                Section 5.8.  LITIGATION................................................................11
                Section 5.9.  PROXY STATEMENT...........................................................11
                Section 5.10.  NO VIOLATION OF LAW......................................................11
                Section 5.11.  COMPLIANCE WITH AGREEMENTS...............................................12
                Section 5.12.  TAXES....................................................................12
                Section 5.13.  EMPLOYEE BENEFIT PLANS...................................................13
                Section 5.14.  LABOR MATTERS............................................................15
                Section 5.15.  ENVIRONMENTAL MATTERS....................................................15
                Section 5.16.  NON-COMPETITION AGREEMENTS...............................................15

                Section 5.17.  TITLE TO ASSETS..........................................................15
                Section 5.18.  MATERIAL CONTRACTS.......................................................16
                Section 5.19.  INVESTMENTS..............................................................16
                Section 5.20.  COMPANY STOCKHOLDERS' APPROVAL...........................................16
                Section 5.21. BROKERS AND FINDERS.......................................................16
                Section 5.22.  INTELLECTUAL PROPERTY....................................................16
                Section 5.23.  YEAR 2000 COMPLIANCE.....................................................17
                Section 5.24. OPINION OF FINANCIAL ADVISOR..............................................17

ARTICLE VI      CONDUCT OF BUSINESS PENDING THE MERGER..................................................17
                Section 6.1.  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.....................17
                Section 6.2.  CONTROL OF THE COMPANY'S OPERATIONS.......................................19
                Section 6.3.  ACQUISITION TRANSACTIONS..................................................19
                Section 6.4.  CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER..........................19

ARTICLE VII     ADDITIONAL AGREEMENTS...................................................................20
                Section 7.1.  ACCESS TO INFORMATION.....................................................20
                Section 7.2.  REGISTRATION STATEMENT AND PROXY STATEMENT................................20
                Section 7.3.  STOCKHOLDERS' APPROVALS...................................................20
                Section 7.4.  COMPLIANCE WITH THE SECURITIES;
                               ACT POOLING-OF-INTERESTS ACCOUNTING TREATMENT............................20
                Section 7.5.  EXCHANGE LISTING..........................................................20
                Section 7.6.  EXPENSES AND FEES.........................................................20
                Section 7.7.  AGREEMENT TO COOPERATE....................................................21
                Section 7.8.  PUBLIC STATEMENTS.........................................................22
                Section 7.9.  NOTIFICATION OF CERTAIN MATTERS...........................................22
                Section 7.10.  CORRECTIONS TO THE PROXY STATEMENT/PROSPECTUS
                                AND REGISTRATION STATEMENT..............................................22
                Section 7.11.  RIGHTS AGREEMENT.........................................................22
                Section 7.12.  DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION..........................22
                Section 7.13.  REORGANIZATION; ACCOUNTING TREATMENT.  ..................................22
                Section 7.14.  ASSUMPTION OF COMPANY STOCK PLANS........................................23
                Section 7.15.  EXECUTION OF SUPPLEMENTAL INDENTURE; RESERVATION OF SHARES...............23
                Section 7.16.  EMPLOYMENT AGREEMENT.....................................................23

ARTICLE VIII    CONDITIONS TO CLOSING...................................................................23
                Section 8.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER................23
                Section 8.2.  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER..............23
                Section 8.3.  CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB TO
                              EFFECT THE MERGER.........................................................24

ARTICLE IX      TERMINATION, AMENDMENT AND WAIVER.......................................................24
                Section 9.1.  TERMINATION...............................................................24
                Section 9.2.  EFFECT OF TERMINATION.....................................................26
                Section 9.3.  AMENDMENT.................................................................26
                Section 9.4.  EXTENSIONS; WAIVER........................................................26

ARTICLE X       GENERAL PROVISIONS......................................................................26
                Section 10.1.  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................26
                Section 10.2.  NOTICES..................................................................26
                Section 10.3.  INTERPRETATION...........................................................27
                Section 10.4.  MISCELLANEOUS............................................................27
                Section 10.5.  GOVERNING LAW............................................................28
                Section 10.6.  BINDING ARBITRATION.  ...................................................28
                Section 10.7.  COUNTERPARTS.............................................................29
                Section 10.8.  PARTIES IN INTEREST......................................................29
                Section 10.9.  ENFORCEMENT OF THE AGREEMENT.............................................29
                Section 10.10.  CERTAIN DEFINITIONS.....................................................29
                Section 10.11.  VALIDITY................................................................31


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of August 6, 1998 (the "Agreement"), is by and among Service Corporation International, a Texas corporation ("Parent"), SCI Delaware Funeral Services, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Equity Corporation International, a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger");

         WHEREAS, Parent, Merger Sub and the Company intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

         WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   THE MERGER

         Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

         Section 1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as a certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the Closing (as defined in Section 3.8) in accordance with Article III. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof, and in any event within five business days after the satisfaction, or waiver, of all conditions to Closing set forth in Article VIII hereof, subject to the terms and conditions hereof. Accordingly, subject to the provisions hereof and to the fiduciary duties of their respective boards of directors, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Article III.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

         Section 2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, as the same may thereafter be amended in accordance with its terms and as provided under the DGCL.

         Section 2.2. BYLAWS. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, as the same may thereafter be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         Section 2.3. DIRECTORS. The directors of the Surviving Corporation shall be as designated in Schedule 2.3, and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         Section 2.4. OFFICERS. The officers of the Surviving Corporation shall be as designated in Schedule 2.4, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE III
                              CONVERSION OF SHARES

         Section 3.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

                  (a) CONVERSION OF SECURITIES. Each share of the Company's common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time ("Company Common Stock") (excluding any shares of Company Common Stock to be canceled pursuant to Section 3.1(b)) shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") determined by dividing $27.00 by the Average Parent Stock Price (as hereinafter defined); provided, however, that (i) in the event the Average Parent Stock Price is greater than $41.50, the Company Common Stock shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing $27.00 by $41.50, and (ii) in the event the Average Parent Stock Price is less than $34.00, the Company Common Stock shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing $27.00 by $34.00.

         The capitalized terms used in this Section 3.1(a) shall have the following meanings:

                  "Average Parent Stock Price" means the average of the Daily Per Share Prices for the ten (10) consecutive trading days ending on the third trading day prior to the Closing.

                  "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) for that day.

                  (b) CANCELLATION. Each share of Company Common Stock held by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (other than shares held in trust or held for the benefit of anyone other than Parent, Merger Sub or any other such Subsidiary), held in the treasury of the Company and held by any direct or indirect wholly owned Subsidiary (as defined in Section 10.10) of the Company, if any, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

                  (c) ASSUMPTION OF OUTSTANDING STOCK OPTIONS.

                      (i) Each option outstanding at the Effective Time To purchase shares of Company Common Stock (a "Stock Option") granted under (A) the Equity Corporation International Amended and Restated 1994 LongTerm Incentive Plan, the Equity Corporation International 1998 Long-Term Incentive Plan and the Equity Corporation International 1997 Employee Stock Purchase Plan (collectively, the "Company Stock Plans"), or (B) any other stock plan or agreement of the Company, which by its terms is not extinguished in the Merger, upon the approval of the Committee directing such Company Stock Plan in accordance with Section 7.14, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option if such


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



Stock Option had been exercised immediately prior to the Closing Date without regard to vesting; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Daily Per Share Price on the trading day immediately preceding the date of exercise; provided, further, in connection with the 1997 Employee Stock Purchase Plan, the participants' options may be adjusted or exercised in accordance with the provisions and intent of such plan. Prior to the Effective Time, the Company shall not amend any of the Company Stock Plans, any other stock plan or agreement of the Company or any Stock Option, or accelerate the vesting provisions of any Stock Option, without the prior written consent of Parent.

                      (ii) As soon as practicable after the Effective Time, Parent shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto as assumed by Parent, and such Stock Option shall otherwise continue in effect on the same terms and conditions.

                     (iii) Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Stock Options in accordance with this
Section 3.1(c). As soon as practicable after the Effective Time, Parent shall cause the Parent Common Stock subject to the Stock Options to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission (the "SEC") thereunder pursuant to a registration statement on Form S-8, as the case may be (or any successor or other appropriate form), and shall use its reasonable efforts to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Stock Options remain outstanding.

                  (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

                  (e) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration (as defined in Section 3.2(b)) shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, cash dividends (other than regular cash dividends in the ordinary course of business, including reasonable increases), stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), property distribution (other than regular cash dividends in the ordinary course of business, including reasonable increases), reorganization, reclassification, recapitalization or other similar change with respect to Parent Common Stock occurring (including the record date thereof) after the date hereof and prior to the Effective Time.

                  (f) FRACTIONAL SHARES. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"). In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Daily Per Share Price on the date of the Effective Time.

         Section 3.2.  EXCHANGE OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall appoint an agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration (as defined in Section 3.2(b)). As of the Effective Time, Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of shares of Company Common Stock.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates


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



evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with Section 3.1 hereof in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), and (C) cash in respect of fractional shares as provided in Section 3.1(f) (the shares of Parent Common Stock and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, shares of Parent Common Stock, dividends or distributions as provided in Section 3.2(c), and cash in respect of fractional shares as provided in Section 3.1(f), may be issued and paid in accordance with this Article III to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 3.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of the Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock, and cash in respect of fractional shares, into which such shares of the Company Common Stock shall have been so converted.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                  (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (e) NO LIABILITY. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) WITHHOLDING RIGHTS. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

         Section 3.3. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

         Section 3.4. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of

Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         Section 3.5. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 3.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         Section 3.6. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         Section 3.7. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub in office immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         Section 3.8. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company in Houston, Texas as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                   ARTICLE IV
                               REPRESENTATIONS AND
                       WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub each represent and warrant to the Company as follows:

         Section 4.1. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
 Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 10.10).

         Section 4.2. CAPITALIZATION.

                  (a) As of June 30, 1998, the authorized capital stock of Parent consisted of 500,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of June 30, 1998, (i) 257,186,137 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding and (iii) 66,363 shares of Parent Common Stock and no shares of Parent Preferred Stock were held in the treasury of Parent.



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



                  (b) As of June 30, 1998, except for options granted pursuant to Parent incentive or option plans and convertible securities issued in connection with acquisitions, there are no outstanding (i) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (ii) options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

                  (c) All of the shares of capital stock of Merger Sub are owned beneficially and of record by Parent.

                  (d) The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

         Section 4.3. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                  (a) Parent and Merger Sub each have full corporate power and authority to execute and deliver this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub, including, without limitation, any stockholder approval, are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, including, without limitation, under the applicable requirements of any securities exchange. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                  (b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in Section 4.3(c)) or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                  (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 4.4) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material


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



Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

         Section 4.4. REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or its Subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Parent in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the Company's meeting of its stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         Section 4.5.  REPORTS AND FINANCIAL STATEMENTS.

                  (a) Since January 1, 1995, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

                  (b) Parent has previously made available or delivered to the Company copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1997, and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its shareholders (whether annual or special) and (ii) any actions by written consent in lieu of a shareholders' meeting from January 1, 1998, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by Parent with the SEC since January 1, 1998 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses
(a), (b) and (c), including the exhibits thereto, collectively referred to as the "Parent SEC Reports").

                  (c) As of their respective dates the Parent SEC Reports, as of the effective date of any registration statement as amended or supplemented filed by Parent, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (d) The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         Section 4.6. ABSENCE OF UNDISCLOSED LIABILITIES. Neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities or obligations (i) which are provided for in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 1998, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities or obligations which have been discharged or paid in full prior to the date hereof, (c) liabilities or obligations which would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect, (d) liabilities or obligations under this Agreement and (e) liabilities or obligations arising out of contractual obligations entered into in the ordinary course of business which would not have, or could not reasonably be anticipated to have, a Material Adverse Effect.



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



         Section 4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, the business of Parent has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.8. LITIGATION. There are no claims, suits, actions, Environmental Claims (as defined in Section 10.10) or proceedings pending or, to the Knowledge (as defined in Section 10.10) of Parent, threatened against, relating to or affecting Parent or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would have, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would have, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.9. NO VIOLATION OF LAW. Neither the Parent nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority except for such matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same except for such matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Parent and its Subsidiaries have all permits (including without limitation Environmental Permits (as defined in Section 10.10)), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits") except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Parent and its Subsidiaries are not in violation of the terms of any Parent Permit except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.10. COMPLIANCE WITH AGREEMENTS. Parent and each of its Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charters, bylaws or similar organizational instruments of Parent or any of its Subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its Subsidiaries is a party or by which any of them is bound or to which any of their property is subject except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.11. ENVIRONMENTAL MATTERS. Except as set forth in the Parent SEC Filings prior to the date hereof and except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect,

                  (a) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Parent, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                  (b) Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and Environmental Permits; and

                  (c) there are no liabilities of or relating to Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

For purposes of this Section, "Parent" and "its Subsidiaries" shall include any entity which is, in whole or in part, a corporate predecessor of Parent or any of its Subsidiaries.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule dated as of the date hereof and attached hereto (the "Company Disclosure Schedule"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

         Section 5.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. True, accurate and complete copies of the Company's Certificate of Incorporation, as amended, and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

         Section 5.2. CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of June 30, 1998, 21,420,717 shares of Company Common Stock, and no shares of Company Preferred Stock were issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company holds any shares of the capital stock of the Company.

                  (b) Except as set forth on the Company Disclosure Schedule, as of the date hereof there are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company other than voting agreements executed in connection with this Agreement.

         Section 5.3. SUBSIDIARIES.

                  (a) Each direct and indirect corporate Subsidiary of the Company has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to be so organized and in good standing would not have, or could not reasonably be anticipated to have, when taken together with all such other failures, a Material Adverse Effect. Each Subsidiary of the Company is qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, when taken together with all such other failures, a Material Adverse Effect.

                  (b) Except as set forth on the Company Disclosure Schedule,
(i) all of the outstanding shares of capital stock of each corporate Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and (ii) there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any


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



corporate Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

         Section 5.4. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3) and the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

                  (b) Except as set forth in the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of the Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in Section 5.4(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (c) Except for (i) the filings by Parent and the Company required by the HSR Act, (ii) the filing of the Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness by the SEC and filings with various state blue sky authorities, and (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement.

         Section 5.5. REPORTS AND FINANCIAL STATEMENTS.

                  (a) Since January 1, 1995, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

                  (b) The Company has previously made available or delivered to Parent copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1997, and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) any actions by written consent in lieu of a stockholders' meeting from January 1, 1998, until


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



the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since January 1, 1998 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c), including the exhibits filed therewith, collectively referred to as the "Company SEC Reports"). There have been no actions by written consent in lieu of a stockholders' meeting since January 1998.

                  (c) As of their respective dates, the Company SEC Reports, and as of the effective date of any registration statement as amended or supplemented filed by the Company, did not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (d) The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         Section 5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities or obligations
(i) which are provided for in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 1998, and were incurred in the ordinary course of business and consistent with past practices,
(b) liabilities or obligations which have been discharged or paid in full prior to the date hereof, (c) liabilities or obligations which would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect, (d) liabilities or obligations under this Agreement and
(e) liabilities or obligations arising out of contractual obligations entered into in the ordinary course of business which would not have, or could not reasonably be anticipated to have, a Material Adverse Effect.

         Section 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.8. LITIGATION. Except as described in the Company Disclosure Schedule, there are no claims, suits, actions, Environmental Claims or proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as described in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

         Section 5.9. PROXY STATEMENT. None of the information to be supplied by the Company or its Subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Subsidiary for inclusion therein.

         Section 5.10. NO VIOLATION OF LAW. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. Except as disclosed in the Company Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, no investigation or review by


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



any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company and its Subsidiaries have all permits (including without limitation Environmental Permits (as defined in Section 10.10)), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits") except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.11. COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Company Disclosure Schedule, the Company and each of its Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charters, bylaws or similar organizational instruments of the Company or any of its Subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their property is subject.

         Section 5.12. TAXES.

                  (a) Except as set forth on the Company Disclosure Schedule,
(i) the Company and its Subsidiaries have (x) duly filed (or there has been filed on their behalf) with the appropriate taxing authority all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on their financial statements in accordance with generally accepted accounting principles ("GAAP") (or there has been paid or adequate provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof; (ii) all such Tax Returns filed by or on behalf of the Company and its Subsidiaries are true, correct and complete in all material respects; (iii) the liabilities and reserves for Taxes reflected in the balance sheet included in the latest Company SEC Report to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with GAAP, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business; (iv) there are no liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due; (v) neither the Company nor any of its Subsidiaries has made any change in accounting methods since December 31, 1997; (vi) neither the Company nor any of its Subsidiaries has received a ruling from any taxing authority or signed an agreement with any taxing authority; (vii) the Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws; (viii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and as of the date of this Agreement neither the Company nor its Subsidiaries has received a written notice of any pending audits or proceedings;
(ix) the federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company and its Subsidiaries has expired, for all periods through and including December 31, 1993, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; and (x) no adjustments or deficiencies relating to Tax Returns of the Company and its Subsidiaries have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled or which, if imposed, would not have a Material Adverse Effect.

                  (b) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not directly or indirectly, a wholly-owned corporate Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned


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



by the Company or any of its Subsidiaries. Except as provided on the Company Disclosure Schedule, the deductibility of compensation paid by the Company and/or its Subsidiaries will not be limited by Section 162(m) of the Code. Except as provided on the Company Disclosure Schedule, no payment to be made in connection with the transactions contemplated by this Agreement will fail to be deductible under Section 280G of the Code. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Subsidiaries (i) has been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of any person (other than any of the Company and its Subsidiaries) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (c) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

                  (d) "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         Section 5.13. EMPLOYEE BENEFIT PLANS.

                  (a) The Company Disclosure Schedule lists, with respect to the Company and its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Sections 414(b), (c), (m) or (o) of the Code,
(i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and subject to ERISA, (ii) each loan to a non-officer employee in excess of $150,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right other than individual account balances under the 1997 Employee Stock Purchase Plan, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company or its Subsidiaries and that do not generally apply to all employees and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or its Subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or its Subsidiaries (together, the "Company Employee Plans").

                  (b) Any Company Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation for which plan amendments are required to have been made by the Closing Date, or has applied or will apply to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Nothing has occurred since the issuance of the most recent IRS determination letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

                  (c) (i) Other than continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as set forth on the Company Disclosure


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



Schedule, and each Company Employee Plan may be amended or terminated at any time without any Material Adverse Effect to the Company; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan is in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including but not limited to ERISA and the Code) and has been materially administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each Subsidiary or ERISA Affiliate has performed all material obligations required to be performed by them under, are not in any respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Employee Plans that could reasonably be expected to result in a Material Adverse Effect; (iv) all contributions required to be made by the Company or any Subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; and (vi) no Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or could incur any liability under, Title IV of ERISA or Section 412 of the Code. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including, without limitation, any audit or inquiry by the IRS or Department of Labor. Except as disclosed on the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "Multiemployer Plan," as defined in Section 3(37) of ERISA, and no event (other than routine claims for benefits) has occurred and no set of circumstances have occurred in connection with any Company Employee Plan for which the Company or any of its affiliates or Subsidiaries could be subject to any liability. The Company Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan to which the Company, its Subsidiaries or an ERISA Affiliate may have an obligation to contribute. Neither the Company nor an ERISA Affiliate nor any of their respective predecessors has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205 of ERISA) with respect to a Multiemployer Plan) that could result in a material liability being imposed on the Company, its Subsidiaries or any ERISA Affiliate. If the Company, any of its Subsidiaries or any ERISA Affiliate were to completely withdraw from each Multiemployer Plan to which one of them currently has an obligation to contribute, the aggregate withdrawal liability assessed as a result thereof would not have a Material Adverse Effect. No Multiemployer Plan to which the Company, its Subsidiaries or any ERISA Affiliate have or had an obligation to contribute is in reorganization, insolvent or has been terminated and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or terminated where such reorganization, insolvency or termination could result in material liability being imposed on the Company or its Subsidiaries. No Company Employee Plan is funded through a 'welfare benefit fund' as such term is defined in Code
Section 419(e).

                  (d) With respect to each Company Employee Plan, the Company and each of its Subsidiaries have complied in all material respects with (i) the applicable health care continuation coverage and notice provisions of COBRA and the proposed regulations thereunder, (ii) ERISA Section 609 and (iii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

                  (e) Except as set forth on the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Subsidiary of the Company or any other ERISA Affiliate to severance benefits or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary of the Company or other ERISA Affiliate relating to, or change in participation or coverage under, the Company Employee Plans which would increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Company Financial Statements which would have a Material Adverse Effect.

                  (g) No Company Employee Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code.


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




                  (h) Except as disclosed on the Company Disclosure Schedule, no Company Employee Plan covers persons employed outside the United States and no such plan is subject to the laws of a foreign jurisdiction.

                  (i) The present value of benefits payable presently or in the future to present or former employees of the Company or any of its Subsidiaries or affiliates under any unfunded Company Employee Plan has been accounted for in all material respects under the Company Financial Statements.

                  (j) With respect to each Company Employee Plan, all insurance premiums required to be paid with respect to said plans as of the Effective Time have been or will be paid prior to the Effective Time and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Effective Time.

         Section 5.14. LABOR MATTERS. Except as set forth in the Company Disclosure Schedule, (a) there are no material controversies pending or, to the Knowledge of the Company, threatened between the Company or its Subsidiaries and any of their employees other than routine individual grievances, and (b) neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement of other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees.

         Section 5.15.  ENVIRONMENTAL MATTERS.       Except as set forth in the
Company SEC Filings prior to the date hereof and except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect,

                  (a) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Company, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                  (b) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and Environmental Permits; and

                  (c) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonable be expected to result in or be the basis for any such liability.

For purposes of this Section, the "Company" and "its Subsidiaries" shall include any entity which is, in whole or in part, a corporate predecessor of the Company or any of its Subsidiaries.

         Section 5.16. NON-COMPETITION AGREEMENTS. Neither the Company nor any Subsidiary of the Company is a party to any agreement which purports to restrict or prohibit any of them from, directly or indirectly, engaging in any business (including without limitation the funeral, cemetery or preneed insurance businesses) currently engaged in by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the Parent or any of its Subsidiaries, or any corporations affiliated with either of them. None of the Company's officers, directors, or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts the Company or any Subsidiary of the Company from, directly or indirectly, engaging in any of the businesses described above.

         Section 5.17. TITLE TO ASSETS. Except as described in the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and indefeasible title to all its material real property purported to be owned in fee simple and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use of the property subject thereto or affected


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



thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company), or (iii) any lien securing any debt or obligation described on the Company Disclosure Schedule which is expressly referenced as being secured except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. All leases under which the Company leases any substantial amount of real property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or to the Knowledge of the Company, by or on behalf of any third party except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.18. MATERIAL CONTRACTS. All contracts (i) required to be filed by the Company pursuant to Item 601 of Regulation S-K or (ii) granting the right to do business exclusively with the Company or its Subsidiaries, or imposing any exclusivity or minimum purchase or payment obligation on the Company or its Subsidiaries, which obligations are not terminable upon not more than 30 days' notice without material penalty by the Company or its Subsidiaries, are in each case set forth as exhibits to the Company Disclosure Schedule. All such contracts are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such material contracts, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or to the Knowledge of the Company, by or on behalf of any third party.

         Section 5.19. INVESTMENTS.

                  (a) The Company and its Subsidiaries, and any preneed funeral trust or similar entity established by the Company or any Subsidiary, have good and marketable title to all securities, mortgages and other investments (collectively, the "Investments") owned by the Company and its Subsidiaries and any preneed funeral trust or similar entity established by the Company or any Subsidiary.

                  (b) None of the Investments is in material default, and all Investments held in any such trust or similar entity are in compliance with industry regulatory standards and are owned and administered in accordance with prudent man trust standards; and all Investments owned by the Company or any Subsidiary are investment grade debt obligations or repurchase agreements having a maturity of no more than 30 days.

         Section 5.20. COMPANY STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock.

         Section 5.21. BROKERS AND FINDERS. Except for the fees and expenses payable to ABN AMRO Incorporated ("ABN AMRO"), which fees are reflected in its agreement with the Company (a copy of which has been delivered to Parent), the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees , brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to ABN AMRO, there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 5.22. INTELLECTUAL PROPERTY. The Company and its Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the "Intellectual Property Rights"). Except for such matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights, (b) none of the licenses included in the Intellectual Property Rights purports to grant sole or exclusive licenses to another person including, without limitation, sole or exclusive licenses limited to specific fields of use, and (c) the Company and its Subsidiaries may freely assign or transfer all licenses that it has with third parties to Parent or Parent's Subsidiaries. Neither the Company nor any of its Subsidiaries owns any patents. The Company has no knowledge of any infringement by any other person of any of the Intellectual Property Rights, and the Company and its Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of the Intellectual Property Rights, except for such matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither the Company nor any of its Subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person except for such matters as would not have, or could not reasonably be anticipated to have, a Material Adverse Effect. The Company and its Subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Intellectual Property Rights or other know-how relating to the business of the Company and its Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any Affiliate or Subsidiary thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

         Section 5.23. YEAR 2000 COMPLIANCE. The Company knows of no matter which would prevent the Company or its Subsidiaries from becoming Year 2000 Compliant on or before September 30, 1999. "Year 2000 Compliant" means as to any person or entity that all software, firmware, microprocessing chips and other data processing devices and services (both as a recipient and as a provider), capabilities and facilities utilized by, and material to the business operations or financial condition of, that person or entity will be able to record and process all calendar dates (whether before, in and after the year 2000) correctly with four-digit year processing and will be able to communicate with other applicable systems to accept any two-digit year date data in a manner that resolves any ambiguities as to century in a properly defined manner.

         Section 5.24. OPINION OF FINANCIAL ADVISOR. The Company's Board of Directors has received a written opinion of its financial advisor to the effect that the Merger Consideration to be paid in the Merger is fair from a financial point of view to the stockholders of the Company.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement or disclosed in Section 6.1 of the Company Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries to:

                  (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

                  (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) split, combine, reorganize, reclassify, recapitalize or take any similar action with respect to their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned Subsidiary of the Company to the Company;

                  (c) comply in all material respects with all applicable laws, including without limitation the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder;

                  (d) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of, or any options, warrants or rights of any kind to acquire any share of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon conversion of convertible securities and exercise of options outstanding on the date hereof;

                  (e) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowing required for working capital purposes in the ordinary course of business, (B) borrowing to refinance existing indebtedness on terms which are reasonably acceptable to Parent, or (C) borrowing to make new capital expenditures in the ordinary course of business and otherwise permitted by this Section 6.1, (ii) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) sell, pledge, dispose of or encumber any of the assets or businesses of the Company other than transactions in the ordinary course of business not exceeding $1,000,000 in any instance or $3,000,000 in the aggregate or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

                  (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, or key employees;

                  (h) with the exception of the adoption of or changes to, in each case in the ordinary course of business, health insurance plans or casualty insurance of the Company in progress on the date of this Agreement, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or other provisions of this Agreement;

                  (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

                  (j) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

                  (k) not make any change in the Company's or its Subsidiaries' financial Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

                  (l) use its commercially reasonable efforts to cause the transfer of Environmental Permits (on the same terms and conditions), and any financial assurance required thereunder to Parent or Merger Sub as may be necessary under applicable Environmental Laws in connection with the consummation of the transactions under this Agreement to allow Parent or Merger Sub to conduct the business of the Company and its Subsidiaries, as currently conducted;

                  (m) not enter into or assume any contracts or agreements having a term longer than one year (unless the Company may terminate such contracts or agreements by 30 days' written notice without penalty to the Company) or imposing a firm or uncancellable obligation upon the Company or its Subsidiaries in excess of $250,000 annually or imposing a firm or uncancellable obligation on the Company or its Subsidiaries of $500,000 or more in the aggregate for all such contracts and agreements, regardless of the annual payment, except for contracts or agreements for (1) indebtedness permitted under
Section 6.1(e) or (2) capital expenditures permitted under Section 6.1(q);

                  (n) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

                  (o) not compromise, settle, grant any waiver or release relating to or otherwise adjust any material litigation or claims of any nature whatsoever pending against the Company or its Subsidiaries;

                  (p) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in this Agreement; and

                  (q) not make or commit to make any capital expenditures, except for capital expenditures in the ordinary course of business not in excess of $10,000,000 in the aggregate;

provided, however that nothing in this Section 6.1 shall be construed to prohibit the Company or its Subsidiaries from acquiring funeral homes or cemeteries in the ordinary course of business and any actions (including, without limitation, incurring indebtedness, issuing capital stock, making capital expenditures or entering into contracts in connection


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



therewith) reasonably related to such acquisitions so long as the aggregate consideration for all such acquisitions does not exceed $75,000,000.

         Section 6.2. CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

         Section 6.3. ACQUISITION TRANSACTIONS.

                  (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall, and shall cause each of its Subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions");

                  (b) Notwithstanding the provisions of paragraph (a) above, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction ("Acquisition Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement executed by Parent in connection herewith for the benefit of the Company (the "Company Confidentiality Agreement") confidential or non-public information concerning its business, properties or assets to any corporation, partnership, person or other entity or group (a "Potential Acquiror") and negotiate with such Potential Acquiror if based upon advice of its outside legal counsel and financial advisors, its Board of Directors determines in good faith that such action to provide such confidential or non-public information to such Potential Acquiror is necessary for the Company's Board of Directors to act in a manner which is consistent with its fiduciary duties to its stockholders; provided, however, that the Company is prohibited from providing to a Potential Acquiror any confidential or non-public information not previously furnished to Parent. Moreover, the Company's Board of Directors may take and disclose to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or may make such other disclosures to the Company's stockholders which, as advised by outside counsel, is required under applicable law. It is understood and agreed that negotiations conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of Section 6.3.

                  (c) The Company shall immediately notify Parent after receipt of any Acquisition Proposal or any request for non-public information relating to the Company or its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

         Section 6.4. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Parent agrees that from the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Parent agrees not to redeem or repurchase any Parent Common Stock during the period in which the Average Parent Stock Price is being determined pursuant to Section 3.1(a), except as required pursuant to the terms of any securities outstanding or commitments in effect prior to the commencement of such period.



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



                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         Section 7.1. ACCESS TO INFORMATION. The Company and its Subsidiaries, and Parent and its Subsidiaries, shall afford to the other party and their respective accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company and its Subsidiaries can facilitate or control) and, such parties as its representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Parent, as the case may be. No investigation pursuant to this Section shall affect any representation or warranty made by any party.

         Section 7.2. REGISTRATION STATEMENT AND PROXY STATEMENT. Parent and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence.

         Section 7.3. STOCKHOLDERS' APPROVALS. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval and adoption of its stockholders at a meeting of stockholders (the "Company Stockholders' Approval"). Such meeting of stockholders shall be held as soon as practicable, and shall be referred to herein as the "Company Stockholders' Meeting."

         Section 7.4. COMPLIANCE WITH THE SECURITIES; ACT POOLING-OF-INTERESTS ACCOUNTING TREATMENT. Within 45 days following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to cause each principal executive officer, each director and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of the Company, to deliver to Parent on or prior to the Effective Time a written agreement in form acceptable to Parent (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of Parent and the Company have been filed with the SEC, sent to stockholders of Parent or otherwise publicly issued.

         Section 7.5. EXCHANGE LISTING. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the NYSE, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance upon the exercise of Stock Options and the conversion of convertible securities.

         Section 7.6. EXPENSES AND FEES.

                  (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (i) the filing fee and expenses incurred in connection with the HSR filing shall be paid by Parent, (ii) all filing fees incurred in connection with the filing of the Proxy and Registration Statement, including any filing required under state blue sky or securities laws, shall be paid by Parent, and (iii) those expenses incurred in connection with printing the Proxy Statement/Prospectus shall be shared equally by Parent and the Company.



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



                  (b) Notwithstanding (a) above, the Company agrees to pay to Parent (i) a fee equal to twenty million dollars ($20,000,000) plus (ii) all documentable out-of-pocket costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby, including without limitation, all attorney's fees, accountant's fees and broker's and investment banker's fees incurred in connection with this Agreement and the transactions contemplated hereby (such costs and expenses not to exceed two million dollars ($2,000,000)), if (A) the Company terminates this Agreement pursuant to clause (v) or (vi) of Section 9.1(a); (B) Parent terminates this Agreement pursuant to clause (iv) of Section 9.1(b); or (C) (1) Parent terminates this Agreement pursuant to clause (v) of Section 9.1(b) or the Company terminates this Agreement pursuant to clause (vii) of Section 9.1(a),
(2) on February 28, 1999 (if a vote has not earlier been held at the Company Stockholders' Meeting), or at the time of such failure to so approve the Merger or this Agreement, there shall exist or have been proposed an Acquisition Proposal which has been publicly announced, and (3) within twelve months after such termination, any Acquisition Transaction shall be consummated. Notwithstanding any other provision in this Section 7.6(b), for purposes of this
Section 7.6(b)(C)(2) and (3) an Acquisition Proposal and an Acquisition Transaction with respect to (i) the capital stock of the Company shall be for a minimum of 25% or more of the outstanding shares of Company Common Stock, and
(ii) all or any substantial part of the business or properties of the Company and its Subsidiaries shall be for a minimum of 25% or more of the business or properties of the Company and its Subsidiaries, taken as a whole.

         Section 7.7.  AGREEMENT TO COOPERATE.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company and its Subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the fiduciary duties of the Board of Directors of the Company and Parent and the requisite vote of the stockholders of the Company.

                  (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided, however, that Parent shall not be required to sell, divest, dispose of or hold separate assets or businesses with aggregate 1997 revenues in excess of $10,000,000. Each party shall promptly notify the other party of any communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other party to review in advance any proposed communication to any of the foregoing.

                  (c) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto; provided, however, that in the event any claim, action, suit, investigation or other proceeding is commenced against the Company or any Subsidiary by any governmental body or other person or other legal or administrative proceeding is commenced against the Company or any Subsidiary, in each case under the HSR Act or pursuant to federal or state antitrust laws, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

         Section 7.8. PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

         Section 7.9. NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 7.10. CORRECTIONS TO THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Merger Sub shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

         Section 7.11. RIGHTS AGREEMENT. Prior to the Effective Time, the Company shall take all necessary action to (i) render rights (the "Company Rights") issued pursuant to the Stockholder Rights Agreement dated as of October 13, 1994 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (as amended, the "Company Rights Agreement"), inapplicable to the Merger, and (ii) ensure that (x) neither Parent nor any of its Affiliates (as defined in the Company Rights Agreement) is an Acquiring Person (as defined in the Company Rights Agreement) and (y) no Distribution Date, event listed in
Section 11(a)(ii), Section 13 Event, Shares Acquisition Date or Section 11(a)(ii) Triggering Date (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger.

         Section 7.12. DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION. For six years after the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof. To the maximum extent permitted by the DGCL, the Indemnified Parties shall be entitled to the indemnification provided herein whether such indemnified liabilities shall be based on their own negligence, whether such persons are solely, concurrently or comparatively negligent, and whether under strict liability or any other theory of recovery. For six years after the Effective Time, Parent will, or will cause the Surviving Corporation to use its commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms and with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

         Section 7.13. REORGANIZATION; ACCOUNTING TREATMENT.

         (a) Each party shall use its reasonable best efforts to not fail to take any action either before or after the Effective Time which action or failure would prevent, or would be likely to prevent, the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code, and the Company shall use reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(c) of this Agreement.

         (b) The Company shall use its reasonable best efforts to (i) cause the Merger to receive accounting treatment as a pooling-of-interests transaction,
(ii) obtain the opinions from PricewaterhouseCoopers LLP confirming the accounting treatment of the Merger as a pooling-of-interests transaction, and
(iii) not to take any action reasonably likely to cause the Merger not to so qualify.

         Section 7.14. ASSUMPTION OF COMPANY STOCK PLANS. In accordance with each of the Company Stock Plans, the applicable Committee of the Company thereunder shall approve and direct the assumption of awards pursuant to such Stock Plans to be assumed by Parent, and Parent shall agree to and make such assumptions or provide an equivalent option or award.

         Section 7.15. EXECUTION OF SUPPLEMENTAL INDENTURE; RESERVATION OF SHARES. Upon the consummation of the Merger, Parent shall use its reasonable efforts to enter into a supplemental indenture with the trustee (the "Trustee") for the holders of the Convertible Subordinated Debentures due 2004 (the "Debentures") of the Company in accordance with Section 7.2 of the Indenture, dated as of February 25, 1998 between the Company and Bankers Trust Company, as trustee. Parent shall cause to be taken all corporate action for issuance of a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Debentures.

         Section 7.16. EMPLOYMENT AGREEMENT. At the Closing, upon execution and delivery of the Employment Agreement (as defined in Section 8.3(d) below) by James P. Hunter, III, Parent shall execute and deliver such Employment Agreement. Parent agrees to use reasonable efforts to negotiate in good faith the form of such Employment Agreement prior to the preliminary filing of the Proxy Statement/Prospectus.


                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         Section 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, if permissible, at or prior to the Effective Time of the following conditions:

                  (a) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (b) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

                  (c) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

                  (d) the shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

                  (e) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, any material state blue sky or securities law shall have been complied with, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities; and

                  (f) this Agreement and the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company as required by and in accordance with applicable law.

         Section 8.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Parent and Merger Sub shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the

Closing Date as if made at and as of such date, and the Company shall have received a certificate executed on behalf of Parent by the President or a Vice President of Parent and on behalf of Merger Sub by the President and Chief Executive Officer or a Vice President of Merger Sub to that effect;

                  (b) Company shall have received a legal opinion from Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., in form reasonably satisfactory to Company, except that no opinion shall be required with respect to the enforceability of this Agreement; and

                  (c) the Company shall have received an opinion from the Company's counsel, reasonably acceptable to the Company, to the effect that (i) the Merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code; and (ii) the Company, the Parent and Merger Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

         Section 8.3. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER. Unless waived by Parent and Merger Sub, the obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

                  (a) the Company shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a certificate executed on behalf of the Company by the President and Chief Executive Officer of the Company to that effect;

                  (b) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

                  (c) Parent shall have received a legal opinion from Andrews & Kurth L.L.P., in form reasonably satisfactory to Parent, except that no opinion shall be required with respect to the enforceability of this Agreement;

                  (d) James P. Hunter, III shall have entered into Employment and Non-competition Agreements upon the terms and conditions set forth in
Schedule 8.3(d) (the "Employment Agreement") and otherwise in form reasonably satisfactory to Parent, and shall have terminated his Consulting Agreement with the Company dated September 10, 1996 and his Executive Severance Agreement with the Company; and

                  (e) Parent shall have received an Affiliate Agreement from each person identified as an "affiliate" pursuant to Section 7.4.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company as follows:

                  (a) The Company shall have the right to terminate this
Agreement:

(i) if the representations and warranties of Parent and Merger Sub shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Parent by the Company;



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



(ii) if the Merger is not completed by February 28, 1999 (provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to the Company if the failure of the Company to fulfill any obligation to Parent under or in connection with this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(iii)    if the Merger is enjoined by a final, unappealable court order;

(iv) if Parent or Merger Sub (A) fails to perform in any material respect any of its covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Parent by the Company;

(v) if (A) the Company receives an offer from any third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) with respect to a merger, sale of substantial assets or other business combination involving the Company, (B) the Company's Board of Directors determines in good faith that such offer constitutes an Acquisition Proposal which, if consummated pursuant to its terms, would result in a transaction more favorable to the Company's stockholders than the Merger (a "Superior Proposal") and resolves to accept such Superior Proposal, and (C) the Company shall have given Parent two (2) days' prior written notice of its intention to terminate this Agreement pursuant to this provision, provided that termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent;

(vi) if (A) a tender or exchange offer is commenced by a third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of Company Common Stock, (B) the Company's Board of Directors determines in good faith that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer, and (C) the Company shall have given Parent two (2) days' prior written notice of its intention to terminate this Agreement pursuant to this provision, provided that such termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent; or

(vii) if the requisite vote of the stockholders of the Company shall not have been obtained by February 28, 1999, or if the stockholders of the Company shall not have approved the Merger and this Agreement at the Company Stockholders' Meeting, or any adjournment thereof.

                  (b) Parent shall have the right to terminate this Agreement;

(i) if the representations and warranties of the Company shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Company by Parent;

(ii) if the Merger is not completed by February 28, 1999 (provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Parent if the failure of Parent to fulfill any obligation to the Company under or in connection with this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(iii) if the Company (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Company by Parent;

(iv) if the Board of Directors of the Company shall have (A) recommended to the stockholders of the Company to accept a Superior Proposal, or resolved to do so; (B) recommended to the stockholders of the Company that they tender their shares in a tender or exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member), or resolved to do so; or
         (C) withdrawn, modified or changed the recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so, other than in connection with the exercise of the Company's rights to terminate this Agreement under Section 9.1(a)(i) or 9.1(a)(iv) as a result of a material breach of a representation, warranty or covenant; or

(v) if the requisite vote of the stockholders of the Company shall not have been obtained by February 28, 1999, or if the stockholders of the Company shall not have approved the Merger and this Agreement at the Company Stockholders' Meeting, or any adjournment thereof.


                  (c) The Board of Directors of the Company and Parent mutually agree.

         Section 9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.6, 10.5 and 10.6, all of which shall survive the termination). Nothing in this
Section 9.2 shall relieve any party from liability for any breach of this Agreement. The Company Confidentiality Agreement and the Confidentiality Agreement executed by the Company for the benefit of the Parent in connection herewith (the "Parent Confidentiality Agreement") shall remain in full force and effect following any termination of this Agreement.

         Section 9.3. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, the Parent and the Merger Sub at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         Section 9.4. EXTENSIONS; WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X
                               GENERAL PROVISIONS

         Section 10.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement shall not survive the Merger, and after the Effective Time neither the Company, Parent, Merger Sub or their respective officers or directors shall have any further obligation with respect thereto. This Section 10.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         Section 10.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Parent or Merger Sub to:

                           Service Corporation International
                           P. O. Box 130548
                           1929 Allen Parkway
                           Houston, Texas   77219-0548
                           Attention:  James M. Shelger
                           Telecopy: (713) 525-9067

                  with a copy to:

                           Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                           3400 Chase Tower
                           600 Travis
                           Houston, Texas 77002
                           Attention:  Marcus A. Watts
                           Telecopy: (713) 223-3717

                  (b)  if to the Company, to:

                           Equity Corporation International
                           415 South First Street, Suite 210
                           Lufkin, Texas 75901
                           Attention: James P. Hunter, III
                           Telecopy: (409) 634-1041

                  with a copies to:

                           Andrews & Kurth L.L.P.
                           4200 Chase Tower, 600 Travis
                           Houston, Texas 77002-3090
                           Attention: William N. Finnegan, IV
                           Telecopy: (713) 220-4285

                  and

                           Doherty, Doherty & Adams L.L.P.
                           1717 St. James Place
                           Suite 520
                           Houston, Texas 77056
                           Attention: J. Patrick Doherty
                           Telecopy: (713) 572-1001

         Section 10.3. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

         Section 10.4. MISCELLANEOUS. Except for the Company Confidentiality Agreement and the Parent Confidentiality Agreement, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that, prior to filing the Proxy Statement with the SEC, Merger Sub may assign this Agreement to any other wholly-owned Subsidiary of Parent incorporated in Delaware, but no such assignment shall relieve the Parent or the Merger Sub, as the case may be, of its obligations hereunder.

         Section 10.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.


         Section 10.6. BINDING ARBITRATION.

                  (a) GENERAL. Notwithstanding any provision of this Agreement to the contrary, upon the request of any party (defined for the purpose of this provision to include affiliates, principles and agents of any such party), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a "Dispute"), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any party to this Agreement may bring an action in court to compel arbitration of any Dispute. Any party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing party shall bear all costs and expenses incurred by the opposing party in compelling arbitration of such Dispute.

                  (b) GOVERNING RULES. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Houston, Texas. Notwithstanding Section 10.5, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. (the "Federal Arbitration Act"). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing party in any such Dispute. The parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; provided, that the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act).

                  (c) NO WAIVER; PRESERVATION OF REMEDIES. No provision of, nor the exercise of any rights under this Agreement shall limit the right of any party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement.

                  (d) ARBITRATION PROCEEDING. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the parties' legal counsel or auditors or those required by applicable law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of Texas, without regard to conflict of law rules.

                  (e) APPOINTMENT OF ARBITRATORS. The arbitration shall be conducted by three (3) arbitrators. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint its arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the parties shall appoint a third (3rd) arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) party-appointed arbitrators shall promptly notify the parties of the appointment. If the two (2) arbitrators appointed by the parties fail to appoint a third (3rd) arbitrator or so to notify the parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel.

                  (f) OTHER MATTERS. This arbitration provision constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. This arbitration provision shall survive any termination, amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the parties otherwise expressly agree in writing. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the parties.

         Section 10.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 10.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 10.9. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

         Section 10.10. CERTAIN DEFINITIONS.

                  (a) For purposes of this Agreement, "Business Facility" includes any property (whether real or personal) which the Company or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which the Company or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner. To the extent any representations in Section 5.15 of this Agreement apply to any Business Facility not currently leased, operated, owned, or managed, such representations shall be deemed to be made to the best Knowledge of the Company and its Subsidiaries.

                  (b) For purposes of this Agreement, "Environmental Claim" means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, and expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use of treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ["NORM"]; (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal of Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern or any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Material of Environmental Concern; (xiii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities of any other third person under any Environmental Law. The term, "Environmental Claim," also includes, without limitation, any losses, damages, costs, expenses and/or liabilities incurred in testing.

                  (c) For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community's right to know. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

                  (d) For purposes of this Agreement, "Environmental Permits" means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility to comply with Requirements of Environmental Laws.

                  (e) For purposes of this Agreement, "Intellectual Property" includes all fictitious business names, trade names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published works and unpublished works, and all inventions, processes, formulas, patterns, designs, know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints owned, used or licensed by the Company or its Subsidiaries as licensee or licensor.

                  (f) For purposes of this Agreement, when such term is used in connection with the Company or its Subsidiaries, "Knowledge" means the actual knowledge after reasonable inquiry of the persons listed on Schedule 10.10(f)(i); when used in connection with Parent or its Subsidiaries, "Knowledge" means the actual knowledge after reasonable inquiry of the persons listed on Schedule 10.10(f)(ii).

                  (g) When used in this Agreement in connection with the Company and its Subsidiaries, or Parent and its Subsidiaries, as the case may be, "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company and all of its Subsidiaries or the Parent and all of its Subsidiaries, as applicable, taken as a whole, excluding specifically any such event, occurrence, fact, condition, change, development or effect resulting from (a) changes in general economic or political conditions, (b) changes generally applicable to companies engaged in businesses or industries similar to those in which the Company and its Subsidiaries and Parent and its Subsidiaries are engaged, or (c) solely with reference to the Company and its Subsidiaries, as a result of the public announcement of the Merger, (1) the failure by the Company or its Subsidiaries to consummate pending or new acquisitions or (2) the termination of employment by employees of the Company or its Subsidiaries.

                  (h) For purposes of this Agreement, "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions or listings of "hazardous substance," "medical waste," "special waste," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

                  (i) For purposes of this Agreement, "Remediation" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of the Company or any of its Subsidiaries or of any public domain affected by the business of the Company or any of its Subsidiaries.

                  (j) For purposes of this Agreement, "Requirement(s) of Environmental Law(s)"means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Company or any of its Subsidiaries or the assets and/or the business of the Company or any of its Subsidiaries.

                  (k) For purposes of this Agreement, "Subsidiary" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

         Section 10.11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers and attested to as of the date first written above.


                        SERVICE CORPORATION INTERNATIONAL


                        By:  /s/ L. WILLIAM HEILIGBRODT
                           -------------------------------------------
                        Name:    L. William Heiligbrodt
                             -----------------------------------------

                        Title:   President and Chief Operating Officer
                              ----------------------------------------

                        SCI DELAWARE FUNERAL SERVICES, INC.


                        By:  /s/ CURTIS G. BRIGGS
                           -------------------------------------------
                        Name:    Curtis G. Briggs
                             -----------------------------------------
                        Title:   President
                              ----------------------------------------


                        EQUITY CORPORATION INTERNATIONAL


                        By:  /s/ JAMES P. HUNTER, III
                           -------------------------------------------
                        Name:    James P. Hunter, III
                             -----------------------------------------
                        Title:   President
                              ----------------------------------------

                                                                      APPENDIX B
                                           FAIRNESS OPINION OF FINANCIAL ADVISOR


ABN AMRO                                           ABN AMRO INCORPORATED
                                                   208 South LaSalle Street
                                                   Chicago, Illinois 60604-1003
                                                   (312) 855-7600

November ___, 1998


Board of Directors
ECI Corporation International
415 South First Street, Suite 210
Lufkin, Texas 75901

Members of the Board:

We understand that Equity Corporation International (the "Company"), Service Corporation International (the "Parent") and SCI Delaware Funeral Services, Inc., a wholly owned subsidiary of the Parent (the "Merger Sub"), propose to enter into an Agreement and Plan of Merger dated August 6, 1998 (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company in a transaction (the "Merger") in which each issued and outstanding share of common stock of the Company, $0.01 par value per share (the "Company Common Stock"), will be converted into the right to receive shares of common stock of the Parent, $1.00 par value per share (the "Parent Common Stock"), according to an applicable ratio as specified in the Merger Agreement (the "Exchange Ratio"). You have asked us whether, in our opinion, the Exchange Ratio to be received by the holders of the Company Common Stock in the Merger is fair to such stockholders from a financial point of view.

As specified in the Merger Agreement, the Exchange Ratio will be determined by dividing $27.00 by the Average Parent Stock Price; provided, however, that (i) in the event the Average Parent Stock Price (determined based on the average of the daily weighted average of the per share selling prices on the New York Stock Exchange for the Parent Common Stock for the ten (10) consecutive trading days ending on the third trading day prior to Closing) is greater than $41.50, the Exchange Ratio shall be 0.65060, and (ii) if the Average Parent Stock Price is less than $34.00, the Exchange Ratio shall be 0.79412.

In connection with this option, we have reviewed the Merger Agreement and certain related documents and held discussions with certain senior officers and other representatives and advisors of the Company and certain senior officers and other representatives of the Parent concerning the businesses, operations and prospects of the Company and the Parent. We examined certain publicly available business and financial information relating to the Company and the Parent as well as certain financial data and other data for the Company and certain financial information and other data related to the Parent which were provided to or otherwise discussed with us by the respective managements of the Company and the Parent. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: (i) current and historical market prices and trading volumes of the Company Common Stock and the Parent Common Stock; (ii) the respective companies' financial and other operating data; and
(iii) the capitalization and financial condition of the Company and the Parent. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and the Parent.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or the Parent or any of their respective subsidiaries. With respect to the financial data, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Parent as to the future financial performance of the Company or the Parent, as the case may be. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement including, among other things, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued to the Company's stockholders pursuant to the Merger or the price at which the Parent Common Stock will trade subsequent to the Merger.

ABN AMRO Incorporated ("ABN AMRO"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as public offerings and secondary market transactions of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, ABN AMRO and its affiliates may actively trade securities of both the Company and Parent for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be used as part of any proxy statement/prospectus relating to the Merger. This letter does not address the Company's underlying business decision to enter into the Merger or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the stockholders of the Company.

                                                      Very truly yours,

                                                      /s/ ABN AMRO Incorporated

                                                      ABN AMRO Incorporated

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Article 2.02-1 of the TBCA, each current and former director and officer of a corporation, or each person who served at request as a director or officer of a subsidiary of a corporation, shall be indemnified for liabilities imposed upon him, expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of being or having been a director or officer, and for any reasonable settlement of any such claim, action suit or proceeding. The TBCA further provides that a corporation may undertake any indemnification of a director or officer only if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity as a director, that his conduct was in the corporation's best interests, and in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and that a corporation must indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant because he is or was a director if he has been wholly successful in the defense of the proceeding. The SCI Bylaws provide that each director and officer of SCI and any person who may have served at the request of SCI as a director or officer of another corporation in which SCI owns shares or of which it is a creditor shall be indemnified by SCI against any costs and expenses, including counsel fees, actually and necessarily incurred in connection with the defense of any civil, criminal, administrative, or other claim, action, suit, or proceeding, whether by or in the right of SCI or otherwise, in which he may become involved or with which he may be threatened by reason of his being or having been a director or officer of SCI or by reason of his serving or having served at the request of SCI as a director or officer of another corporation as aforesaid, provided that, in connection with such matter, the said director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SCI and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The SCI Bylaws further provide that costs and expenses indemnified shall included payments in settlement or in satisfaction of any judgment, fine or penalty. The SCI Bylaws further provide that the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or equivalent shall not, of itself, create a presumption that the director, officer, or representative did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SCI, or with respect to any criminal action or proceeding that he had reasonable cause to believe his conduct was unlawful. The SCI Bylaws further provide that, to the extent permitted by law, expenses incurred in connection with a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, may be paid by SCI in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by SCI.

         The TBCA provides that Texas corporations may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation for any liability asserted against him, whether or not the corporation would have the power to indemnify him against liability under the TBCA. The SCI Bylaws provide that SCI shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of SCI, or is or was serving at the request of SCI as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation itself would have the power to indemnify him against such liability under law.

         SCI has entered into Indemnification Agreements with each of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of SCI), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of

SCI or serving at the request of SCI as a director, officer, employee, fiduciary or representative of another enterprise. Such Indemnification Agreements also provide that SCI, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund such advances if it is ultimately determined that such Indemnitee was not entitled to indemnification.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:


   EXHIBIT
    NUMBER                               DESCRIPTION
   -------    -----------------------------------------------------------------

    *2.1      --Agreement and Plan of Merger, dated as of August 6, 1998, by and among SCI, Merger Sub and ECI. (Attached as Appendix A to the
              Prospectus/Proxy Statement).
     4.1      -- Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to SCI's Form S-3 dated August 27, 1996).
     4.2      -- Bylaws of SCI, as amended. (Incorporated by reference to
              Exhibit 3.1 to SCI's Form 10-Q for the fiscal quarter ended
              September 30, 1996).
     4.3      -- Rights Agreement dated as of May 14, 1998 between SCI and
              Harris Trust and Savings Bank. (Incorporated by reference to
              Exhibit 1 to SCI's Form 8-A dated May 15, 1998).
    *5.1      -- Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
    *8.1      -- Opinion of Andrews & Kurth L.L.P. regarding certain tax matters.
   *23.1      -- Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
              (Included in Exhibit 5.1).
   *23.2      -- Consent of Andrews & Kurth L.L.P. (Included in Exhibit 8.1).
   *23.3      -- Consent of PricewaterhouseCoopers LLP. (SCI's
              independent accountants).
   *23.4      -- Consent of PricewaterhouseCoopers LLP. (ECI's
              independent accountants).
   *24.1      -- Powers of Attorney.
   *99.1      -- Opinion of ABN AMRO Incorporated. (Attached as Appendix
              B to the Proxy Statement/Prospectus).
   *99.2      -- Form of ECI Proxy Card.

----------------------
* Filed herewith.

(b)      Financial Statement Schedules:

         All schedules have been omitted either as inapplicable or because the required information is included in the financial statements or notes thereto.

(c)      Report, Opinion or Appraisal:

         The fairness opinion of ABN AMRO Incorporated is attached as Appendix B to the Proxy Statement/Prospectus. The legal opinions of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. and Andrews & Kurth L.L.P., are included herewith as Exhibits 5.1 and 8.1, respectively.

ITEM 22.  UNDERTAKINGS.

         SCI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of SCI's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         SCI hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), SCI undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         SCI hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SCI pursuant to the foregoing provisions, or otherwise, SCI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SCI for expenses incurred or paid by a director, officer or controlling person of SCI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SCI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         SCI hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by SCI pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         SCI hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         SCI hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Service Corporation International certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on November 6, 1998.


                                     SERVICE CORPORATION INTERNATIONAL



                                     By:      /s/ JAMES M. SHELGER
                                        ---------------------------------------
                                                  James M. Shelger
                                        Senior Vice President, General Counsel
                                                   and Secretary





         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of Service Corporation International in the capacities and on the dates indicated.


                         SIGNATURE                                              TITLE                                DATE
                         ---------                                              -----                                ----

                             *
-----------------------------------------------------------         Chairman of the Board and Chief          November 6, 1998
                       R. L. Waltrip                                       Executive Officer


                             *
-----------------------------------------------------------         Senior Vice President and Chief          November 6, 1998
                    George R. Champagne                               Financial Officer (Principal
                                                                           Financial Officer)

                             *
-----------------------------------------------------------           Corporate Controller of SCI            November 6, 1998
                      Wesley T. McRae                                  Management Corporation (a
                                                                     subsidiary of the Registrant)
                                                                     (Principal Accounting Officer)


                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                     Anthony L. Coelho


                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                     Jack Finkelstein


                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                      A.J. Foyt, Jr.

                         SIGNATURE                                               TITLE                             DATE
                         ---------                                               -----                             ----

                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                      James H. Greer


                             *
------------------------------------------------------------                    Director                     November 6, 1998
                  L. William Heiligbrodt


                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                        B.D. Hunter


                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                    John W. Mecom, Jr.


                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                  Clifton H. Morris, Jr.


                             *
------------------------------------------------------------                    Director                     November 6, 1998
                    E.H. Thornton, Jr.


                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                     W. Blair Waltrip


                             *
-----------------------------------------------------------                     Director                     November 6, 1998
                    Edward E. Williams


By:                /S/ JAMES M. SHELGER
   --------------------------------------------------------
                     James M. Shelger
                     Attorney-in-Fact

                                INDEX TO EXHIBITS


   EXHIBIT
   NUMBER                               DESCRIPTION
  --------    -----------------------------------------------------------------

    *2.1      --Agreement and Plan of Merger, dated as of August 6, 1998, by and among SCI, Merger Sub and ECI. (Attached as Appendix A to the
              Prospectus/Proxy Statement).
     4.1      -- Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to SCI's Form S-3 dated August 27, 1996).
     4.2      -- Bylaws of SCI, as amended. (Incorporated by reference to
              Exhibit 3.1 to SCI's Form 10-Q for the fiscal quarter ended
              September 30, 1996).
     4.3      -- Rights Agreement dated as of May 14, 1998 between SCI and
              Harris Trust and Savings Bank. (Incorporated by reference to
              Exhibit 1 to SCI's Form 8-A dated May 15, 1998).
    *5.1      -- Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
    *8.1      -- Opinion of Andrews & Kurth L.L.P. regarding certain tax matters.
   *23.1      -- Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
              (Included in Exhibit 5.1).
   *23.2      -- Consent of Andrews & Kurth L.L.P. (Included in Exhibit 8.1).
   *23.3      -- Consent of PricewaterhouseCoopers LLP. (SCI's
              independent accountants).
   *23.4      -- Consent of PricewaterhouseCoopers LLP. (ECI's
              independent accountants).
   *24.1      -- Powers of Attorney.
   *99.1      -- Opinion of ABN AMRO Incorporated.  (Attached as
              Appendix B to the Proxy Statement/Prospectus).
   *99.2      -- Form of ECI Proxy Card.

----------------------------
* Filed herewith.